UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO THE LIMITED PARTNERS OF PENN VIRGINIA RESOURCE PARTNERS, L.P.

We cordially invite you to the Annual Meeting of Limited Partners (the “Annual Meeting”) of Penn Virginia Resource Partners, L.P. (the “Partnership”). The Annual Meeting will be held on June 22, 2011, at 10:00 a.m., prevailing Eastern Time, at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087.

The following pages contain the formal Notice of Annual Meeting and the Proxy Statement. At the Annual Meeting, you will be asked to consider the following matters: (1) the election of nine directors (“Directors”) to the Board of Directors of Penn Virginia Resource GP, LLC (the “General Partner”), the general partner of the Partnership, to serve for a one-year term that will expire at the 2012 annual meeting of limited partners; (2) an advisory vote on executive compensation; (3) an advisory vote on the frequency of future advisory votes on executive compensation; and (4) the transaction of such other business as may properly come before the Annual Meeting, or any postponements or adjournments thereof. Our General Partner’s Board of Directors unanimously recommends that you vote “FOR” all of the Director nominees listed, “FOR” approval of the advisory resolution on executive compensation and for conducting future advisory votes on executive compensation every “1 YEAR.”

At the Annual Meeting, our management team will review our performance during the past year and discuss our plans for the future. An opportunity will be provided for questions by the unitholders. You will have an additional opportunity to meet with management. I hope you will be able to join us.

Sincerely,

William H. Shea, Jr.

Chief Executive Officer of the General Partner

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO THE LIMITED PARTNERS OF PENN VIRGINIA RESOURCE PARTNERS, L.P.:

You are invited to the Annual Meeting of Limited Partners of Penn Virginia Resource Partners, L.P., which will be held at 10:00 a.m., prevailing Eastern Time, on June 22, 2011 at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087 for the following purposes:

1.	To elect nine directors to the Board of Directors of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., for a one-year term that will expire at the 2012 annual meeting of limited partners;

2.	To conduct an advisory vote on executive compensation;

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting, or any postponements or adjournments thereof.

The Board of Directors of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., has fixed the close of business on April 26, 2011 as the record date for the determination of unitholders entitled to notice of, and to vote at, the Annual Meeting. Only unitholders of record as of the close of business on such date are entitled to notice of, and to vote at, the Annual Meeting.

Your vote is very important. We encourage you to take part in the affairs of Penn Virginia Resource Partners, L.P. by voting. These proxy solicitation materials are first distributed or made available via the Internet to unitholders on or about April 29, 2011.

By Order of the Board of Directors of the General Partner,

Bruce D. Davis, Jr.

Executive Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 22, 2011

The Notice of Annual Meeting of Limited Partners, the Proxy Statement for the Annual Meeting

and the 2010 Annual Report to Unitholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2010, are available at http://proxyvote.com.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

i

GENERAL

References in this proxy statement to the “Partnership,” “we,” “our,” “us” or like terms refer to Penn Virginia Resource Partners, L.P. and its subsidiaries. References in this proxy statement to the “General Partner” refer to Penn Virginia Resource GP, LLC, our general partner and our wholly-owned subsidiary as of March 10, 2011. References in this proxy statement to the “Board” refer to the Board of Directors of the General Partner. References in this proxy statement to the “Limited Partnership Agreement” or “Partnership Agreement” refer to our Fourth Amended and Restated Agreement of Limited Partnership. References in this proxy statement to “common units” refer to common units representing limited partner interests in the Partnership. References in this proxy statement to “unitholders” or “limited partners” refer to limited partners of the Partnership owning our common units.

This proxy statement contains information related to our Annual Meeting of Limited Partners to be held on June 22, 2011 (the “Annual Meeting”), beginning at 10:00 a.m. prevailing Eastern Time, at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087 and at any postponements or adjournments thereof. Materials, including our annual report to unitholders, are first distributed or made available via the Internet to unitholders on or about April 29, 2011. Our annual report to unitholders includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Annual Report”). Unitholders are referred to the 2010 Annual Report for financial and other information about our business. The 2010 Annual Report is not incorporated by reference into this proxy statement and is not deemed to be a part of this proxy statement.

ABOUT THE ANNUAL MEETING

Who is paying for the cost of this proxy soliciation?

We are paying for the solicitation of proxies. Proxies may be solicited by the directors, officers and other employees of our General Partner and our affiliates by telephone, Internet or facsimile, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units. We will reimburse those people and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We will also bear the entire cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to unitholders. We have retained Morrow & Co., LLC, a proxy soliciting firm, to assist in the solicitation of proxies at the Annual Meeting for an estimated cost of $7,500 plus reimbursement of reasonable expenses.

Why am I receiving these materials?

You received these materials from us because you owned our common units as of April 26, 2011 which we refer to as the record date, and as a result you are entitled to elect directors to serve on the Board. This proxy statement contains important information for you to consider when considering (1) the election of Directors, (2) the advisory vote on executive compensation and (3) the advisory vote on the frequency of future advisory votes on executive compensation. Please read the proxy statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the common units that you own. That other person is also called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Bruce D. Davis, Jr. and Robert B. Wallace, or either of them acting individually, each with power of substitution, have been appointed by the Board as proxies for the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that the regulations of the SEC require us to make available to you when we ask you to designate proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures, including information about the Board.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our unitholders will act upon the matters outlined in the Notice of Annual Meeting, including (1) the election of the Directors, (2) an advisory vote on executive compensation and (3) an advisory vote on the frequency of future advisory votes on executive compensation.

What is the record date and what does it mean?

The record date established by the Board for the Annual Meeting is April 26, 2011. Unitholders of record at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Each of our common units Outstanding (as defined in the Partnership Agreement) as of the close of business on April 26, 2011, the record date, is entitled to one vote per common unit at the Annual Meeting. Please see “Voting Requirements for the Annual Meeting” for additional information.

As of the record date, 70,964,698 of our common units were Outstanding, all of which are entitled to vote at the Annual Meeting.

What constitutes a quorum?

With regard to Proposal 1, the limited partners (other than the General Partner and limited partners holding a direct interest in the General Partner or any affiliates of any such limited partners) holding any Outstanding common units on the record date that are represented in person or by proxy at the Annual Meeting will constitute a quorum.

With regard to Proposals 2 and 3, the holders of a majority of the Outstanding common units on the record date, represented in person or by proxy, will constitute a quorum. As of April 26, 2011, there were 70,964,698 Outstanding common units. Consequently, holders of at least 35,482,350 common units must be present either in person or by proxy to establish a quorum for Proposals 2 and 3. Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the Annual Meeting.

See “Voting Requirements for the Annual Meeting” for additional information.

What is the difference between a unitholder of record and a unitholder who holds common units in “street name”?

Most of our unitholders hold their common units through a brokerage firm, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between common units held of record and those held beneficially through a brokerage account, bank or other nominee.

•

Unitholder of Record. If your common units are registered directly in your name with our transfer agent, you are considered, with respect to those common units, the “unitholder of record,” and these proxy materials are being made available directly to you by us. As the unitholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting.

•

Street Name. If your common units are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of common units held in “street name,” and these proxy materials are being made available to you by your broker, bank or other nominee, which is considered, with respect to those common units, the unitholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the unitholder of record, you may not vote these common units in person at the Annual Meeting unless you obtain a legal proxy from the record holder giving you the right to vote the common units. Your broker, bank or other nominee will provide a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your common units.

How do I vote?

There are four ways you may cast your vote. You may vote:

•

In Person. If you are a unitholder of record, you may vote in person at the Annual Meeting. Common units held by a broker, bank or other nominee may be voted in person by you only if you obtain a legal proxy from the record holder giving you the right to vote the common units;

•

Via the Internet. You may vote electronically via the Internet by accessing the Internet address provided on the notice regarding the availability of proxy materials or on each proxy card (if you are a unitholder of record) or vote instruction card (if your units are held by a broker, bank or other nominee);

•

By Telephone. You may vote by using the toll-free telephone number listed on each proxy card (if you are a unitholder of record) or vote instruction card (if your units are held by a broker, bank or other nominee); or

•

By Mail. You may vote by marking, signing, dating and mailing each proxy card (if you are a unitholder of record) and vote instruction card (if your units are held by a broker, bank or other nominee) and returning it in the envelope provided.

Even if you plan to attend the Annual Meeting in person, your plans may change, thus we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If your units are held by a broker, bank or other nominee, you will receive instructions from the broker, bank or other nominee that you must follow in order to have your units voted. Please review such instructions to determine whether you will be able to vote via Internet or by telephone.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. prevailing Eastern Time, June 21, 2011.

What does it mean if I receive more than one proxy card or vote instruction card?

Your receipt of more than one proxy card or vote instruction card means that you have multiple accounts with our transfer agent and/or with a brokerage firm, bank or other nominee. If voting by mail, please sign and return all proxy cards or vote instruction cards to ensure that all of your common units are voted. Each proxy card or vote instruction card represents a discrete number of common units and it is the only means by which those particular common units may be voted by proxy.

May I vote confidentially?

Yes. We treat all unitholder meeting proxies and ballots confidentially if the unitholder has requested confidentiality on the proxy or ballot.

Can I change my vote?

Yes. If you are a unitholder of record, you may revoke or change your vote at any time before the polls close at the Annual Meeting by:

•	timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

•	timely delivery of a valid, later-dated executed proxy card;

•

giving written notice of revocation to Penn Virginia Resource Partners, L.P., Attention: Investor Relations, Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087, no later than 11:59 p.m., prevailing Eastern Time, on June 21, 2011; or

•	attending the Annual Meeting and voting your common units in person; however, attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy.

If you are a street name unitholder, you must follow the instructions on revoking your proxy, if any, provided by your bank, broker or other nominee.

What are the recommendations of the Board?

The recommendations of the Board are set forth together with the description of each item in the proxy statement. In summary, the Board recommends a vote:

•	“FOR” the election of each of the Directors;

•	“FOR”, in an advisory vote, the compensation of our named executive officers (“NEOs”) as disclosed in the proxy statement; and

•	For, in an advisory vote, future advisory votes on executive compensation at “1 YEAR” intervals.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

What are “abstentions” and “broker non-votes” and how are these votes treated?

An “abstention” occurs when a unitholder is present at the Annual Meeting but fails to vote or voluntarily withholds his or her vote for any of the matters upon which the unitholders are voting. Abstentions are considered “present” and are included in the quorum calculations.

If you hold your common units in street name, you will receive instructions from your broker or other nominee describing how to vote your common units. Your broker or other nominee is permitted to vote on “routine” matters even if it has not received voting instructions from you, but it is not permitted to vote on “non-routine” matters absent specific voting instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your common units, and the broker or other nominee indicates it does not have authority to vote such common units on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would not be treated as a vote with respect to non-discretionary matters. Under the New York Stock Exchange (“NYSE”) rules, the election of Directors (Proposal 1), the advisory vote on executive compensation (Proposal 2) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3) are matters considered “non-routine” and in the absence of your instruction, your broker or other nominee does not have the authority to vote your units. If you do not instruct your broker or other nominee as to how to vote your units on these matters, your units will not be voted.

What are my voting choices when voting for Director nominees and what vote is needed to elect the nominees?

In the vote on the election of Directors, you may:

•	vote “FOR ALL” as to all nominees;

•	vote “WITHHOLD ALL” as to all nominees; or

•	vote “FOR ALL EXCEPT” as to specific nominees.

The Board recommends a vote FOR ALL of the nominees.

Pursuant to the Partnership Agreement, the Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the Director nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected. Abstentions and broker non-votes will have no effect on the election of a Director nominee. You may not cumulate your votes in the election of Directors. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his or her number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates. Please see “Voting Requirements for the Annual Meeting” for additional information.

What are my voting choices when voting, in an advisory vote, on the compensation of our NEOs as disclosed in “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers” in the proxy statement, and what vote is needed to approve the compensation of our NEOs?

In the advisory vote on the compensation of our NEOs as disclosed in “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers” in this proxy statement, you may:

•	vote “FOR” the executive compensation;

•	vote “AGAINST” the executive compensation; or

•	vote “ABSTAIN” to abstain from voting on the executive compensation.

The Board recommends a vote FOR the resolution approving the executive compensation.

This advisory vote, which is non-binding, will be deemed approved with the affirmative vote of the holders of a majority of the common units entitled to vote at the Annual Meeting. Please see “Voting Requirements for the Annual Meeting” for additional information.

What are my voting choices when voting, in an advisory vote, on the frequency of future advisory votes on the compensation of our NEOs, and what vote is needed to approve the frequency of future advisory votes?

In the advisory vote on the frequency of future advisory votes on executive compensation, you may:

•	vote for a “1 YEAR” frequency;

•	vote for a “2 YEAR” frequency;

•	vote for a “3 YEAR” frequency; or

•	vote “ABSTAIN” to abstain from voting on a frequency recommendation.

The Board recommends a vote to conduct future advisory votes on executive compensation every 1 YEAR.

This advisory vote, which is non-binding, will be deemed approved with the affirmative vote of the holders of a majority of the common units entitled to vote at the Annual Meeting. Please see “Voting Requirements for the Annual Meeting” for additional information.

What happens if I do not give specific voting instructions?

If you are a unitholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your units in the manner recommended by the Board on all matters presented in the proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you hold your units through a broker, bank or other nominee, you will receive separate instructions from the nominee describing the circumstances under which your units may be voted if you do not give specific voting instructions.

Who counts the votes?

Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the independent inspector of election.

Whom should I contact with questions?

If you have any questions about the proxy statement or the Annual Meeting, please contact our Investor Relations Department in writing at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania, 19087 or by telephone at (610) 975-8200.

Where may I obtain additional information about Penn Virginia Resource Partners, L.P.?

We refer you to our 2010 Annual Report for additional information about us. You may receive copies of our 2010 Annual Report at no charge through the Investor Relations section of our website at http://www.pvrpartners.com. The proxy statement and our 2010 Annual Report are also available at http://proxyvote.com. You may also receive copies of our 2010 Annual Report or proxy statement at no charge, or request to receive any additional information or directions to the location of the Annual Meeting to be able to vote in person, by contacting our Investor Relations Department in writing at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087 or by telephone at (610) 975-8200. If you have any questions about how to submit your proxy or voting instruction card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instruction, you may contact:

Morrow & Co., LLC

470 West Avenue—3rd Floor

Stamford, CT 06902

Banks and brokers call: (203) 658-9400

Unitholders call toll-free: (800) 573-4370

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 22, 2011

The Notice of Annual Meeting of Limited Partners, the Proxy Statement for the Annual Meeting

and the 2010 Annual Report to Unitholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2010, are available at http://proxyvote.com.

VOTING REQUIREMENTS FOR THE ANNUAL MEETING

Right to Vote and Related Matters

Only those record holders of our common units on April 26, 2011, the record date for the Annual Meeting (subject to the limitations contained in the definition of “Outstanding” as set forth below and in Article XIII of the Partnership Agreement), are entitled to notice of, and to vote at, the Annual Meeting, or to act with respect to matters as to which the holders of the Outstanding common units have the right to vote or to act. All references in this proxy statement to votes of, or other acts that may be taken by, the Outstanding common units are deemed to be references to the votes or acts of the record holders of such Outstanding common units. As of the record date, 70,964,698 of our common units were Outstanding, all of which are entitled to vote at the Annual Meeting.

If at any time any person or group (other than the General Partner and its affiliates) beneficially owns 20% or more of any class of units of the Partnership, such person or group loses voting rights on all of its units and such units shall not be considered “Outstanding.” This loss of voting rights does not apply to (i) any person or group who acquired 20% or more of any class of units from the General Partner or its affiliates, (ii) any person or group who directly or indirectly acquired 20% or more of any class of units from that person or group described in clause (i) provided the General Partner notified such transferee that such loss of voting rights did not apply and (iii) any person or group who acquired 20% or more of any class of units issued by the Partnership with the prior approval of the Board.

With respect to the election of Directors to the Board (Proposal 1), our General Partner and those limited partners holding a direct interest in the General Partner or any affiliates of such limited partners will not be entitled to vote common units that are otherwise entitled to vote at any meeting of the limited partners.

With respect to common units that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing) in whose name such common units are registered, such other person must, in exercising the voting rights in respect of such common units on any matter and unless the arrangement between such persons provides otherwise, vote such common units in favor of, and at the direction of, the person who is the beneficial owner, and the Partnership is entitled to assume it is so acting without further inquiry.

Quorum

With regard to Proposal 1, if the General Partner provides at least thirty days advance notice, then the limited partners (excluding the General Partner and those limited partners holding a direct interest in the General Partner or any affiliates of such limited partners) holding Outstanding common units on the record date, represented in person or by proxy at a meeting at which Directors will be elected, will constitute a quorum. If the General Partner provides less than thirty days advance notice of a meeting at which Directors are elected, then limited partners (other than the General Partner and those limited partners holding a direct interest in the General Partner or any affiliates of such limited partners) holding a majority of the Outstanding common units on the record date will constitute a quorum.

With regard to Proposals 2 and 3, the holders of a majority of the Outstanding common units (including common units deemed owned by the General Partner) on the record date, represented in person or by proxy, will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the Annual Meeting. The limited partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough limited partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding common units specified in the Partnership Agreement (including Outstanding common units deemed owned by the General Partner, if any). In the absence of a quorum, the Annual Meeting may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding common units entitled to vote at the Annual Meeting (including Outstanding common units deemed owned by the General Partner, if any) represented either in person or by proxy, but no other business may be transacted, except as otherwise provided in the Partnership Agreement.

PROPOSALS PRESENTED FOR UNITHOLDER VOTE

PROPOSAL 1: APPROVAL OF ELECTION OF NINE DIRECTORS WHO WILL SERVE A ONE YEAR TERM THAT WILL EXPIRE AT THE 2012 ANNUAL MEETING

The Board is comprised of nine directors. If elected, the term of the Directors will expire at the 2012 annual meeting of limited partners, expected to be held in or before June 2012.

The Board recommends the approval of the election of the following individuals to serve as members of the Board for a term of one year, until the Partnership’s annual meeting of limited partners expected to be held in or before June 2012 or until their successors are duly elected and qualified: Mr. Edward B. Cloues, II, Mr. James L. Gardner, Mr. Robert J. Hall, Mr. Thomas W. Hofmann, Mr. James R. Montague, Ms. Marsha R. Perelman, Mr. William H. Shea, Jr., Mr. John C. van Roden, Jr., and Mr. Jonathan B. Weller. Certain individual qualifications and skills of our Directors that contribute to the Board’s effectiveness as a whole are described below in each Director’s biographical information, which is located under the heading “Board of Directors and Executive Officers.”

Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote “FOR” each of the nominees listed above. We did not pay any third-party fees to assist in the process of identifying or evaluating Director candidates nor did we receive a recommended Director nominee from any unitholder. If any nominee, for any reason, becomes unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other person as may be nominated by the Board. Unitholders may not cumulate their votes in the election of Directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and related SEC rules, we are seeking advisory (non-binding) unitholder approval of the compensation of our NEOs as disclosed in the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers.” This advisory vote, commonly known as a “say-on-pay” vote, gives unitholders the opportunity to express their views on our NEO’s compensation.

Our compensation philosophy is designed to link each executive officer’s compensation to the achievement of our business and strategic goals, align their interests with those of our unitholders, recognize individual contributions and attract, motivate and retain highly-talented executive officers. Consistent with this philosophy, the components of our NEOs’ compensation include a base salary, a short-term cash award, and a long-term equity award. We urge you to read the section entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy. The Compensation and Benefits Committee and the Board believe that our executive compensation program is effective in implementing our compensation philosophy and in achieving its goals.

This proposal provides our unitholders with the opportunity to approve or not approve, on an advisory basis, the compensation of our NEOs through the following resolution:

“RESOLVED that the unitholders of Penn Virginia Resource Partners, L.P. (the “Partnership”) approve, on an advisory basis, the compensation of the Partnership’s named executive officers, as described in the sections in the proxy statement entitled “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers”, in accordance with the compensation disclosure rules of the Securities and Exchange Commission.”

This vote is advisory, and it will be non-binding on the Compensation and Benefits Committee and the Board. Accordingly, neither the Compensation and Benefits Committee nor the Board will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Benefits Committee and the Board, however, will give serious consideration to the outcome of the vote in future determinations concerning executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION SET FORTH IN THIS PROPOSAL RELATING TO THE COMPENSATION OF OUR NEOs AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and related SEC rules, we are seeking an advisory (non-binding) unitholder vote regarding the frequency of future advisory votes on executive compensation, or “say-on-pay” votes, similar to the above Proposal 2. The proxy card gives you four choices for voting on this proposal. You can indicate whether you believe an advisory unitholder vote on executive compensation should be conducted every one year, every two years, or every three years or you may abstain from voting.

The Board recommends that unitholders vote for an advisory vote on compensation for our NEOs to be held every year. While the Partnership’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually in our proxy statement. The Board believes that an annual advisory vote on executive compensation provides the highest level of accountability and communication by giving unitholders the opportunity to provide their direct input on the Partnership’s executive compensation program annually. However, unitholders should note that because the advisory vote on executive compensation occurs after the beginning of the compensation year, and because the different elements of the Partnership’s executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change the Partnership’s executive compensation programs in consideration of any one year’s advisory vote on executive compensation.

This vote is advisory, and it will be non-binding on the Compensation and Benefits Committee and the Board. Accordingly, neither the Compensation and Benefits Committee nor the Board will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Benefits Committee and the Board, however, will give serious consideration to the outcome of the vote when considering the frequency of future advisory unitholder votes on executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR “ONE YEAR” WITH RESPECT TO THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

OTHER MATTERS FOR 2011 ANNUAL MEETING

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the proxy will be voted in accordance with the judgment of the proxy holders.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

As with most publicly traded limited partnerships, we do not have a board of directors or employees, but instead our General Partner manages our operations and activities on our behalf. The following table shows information for the executive officers and the members of the Board of our General Partner. Executive officers are not appointed for a specific term and instead serve at the discretion of the Board in their respective offices until they resign, their employment is terminated or they are re-appointed by the Board. Directors generally are elected to one year terms, or until their successors are duly elected and qualified. If elected, the term of the Directors will expire at the annual meeting to be held in 2012.

There were several changes to our management team during 2010. In connection with Penn Virginia Corporation’s (“Penn Virginia”) sale of its limited partnership interests in Penn Virginia GP Holdings, L.P. (“PVG”), we implemented certain changes in management. Effective March 8, 2010, Mr. A. James Dearlove resigned as Chief Executive Officer of our General Partner and Mr. William H. Shea, Jr. was appointed as Chief Executive Officer. Effective March 23, 2010, Mr. Frank A. Pici resigned as Vice President and Chief Financial Officer of our General Partner and Mr. Robert B. Wallace was appointed as Executive Vice President and Chief Financial Officer. Additionally, on June 29, 2010, Mr. Bruce D. Davis, Jr. was appointed Executive Vice President, General Counsel and Secretary.

The following table shows information regarding our current directors and executive officers of our General Partner.

Name	Age	Position with our General Partner
William H. Shea, Jr. *	56	Director and Chief Executive Officer
Edward B. Cloues, II * †	63	Director
James L. Gardner * †	59	Director
Robert J. Hall * †	66	Director
Thomas W. Hofmann * †	59	Director
James R. Montague * †	63	Director
Marsha R. Perelman * †	60	Director
John C. van Roden, Jr. * †	62	Director
Jonathan B. Weller * †	64	Director
Bruce D. Davis, Jr.	54	Executive Vice President, General Counsel and Secretary
Keith D. Horton	57	Co-President and Chief Operating Officer- Coal
Ronald K. Page	60	Co-President and Chief Operating Officer- Midstream
Robert B. Wallace	49	Executive Vice President and Chief Financial Officer

*	Standing for re-election to the Board.
†	Independent Directors.

Executive Officers of our General Partner

William H. Shea, Jr. has served as Chief Executive Officer and a director of our General Partner since March 2010. Mr. Shea also served as a director and as President and Chief Executive Officer of PVG GP, LLC from March 2010 to March 2011 and served as a director of Penn Virginia from July 2007 to March 2010. Mr. Shea served as the Chairman of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a refined petroleum products pipeline partnership, from May 2004 to July 2007, as President and Chief Executive Officer of Buckeye GP LLC from September 2000 to July 2007 and as President and Chief Operating Officer of Buckeye GP LLC from July 1998 to September 2000. From August 2006 to July 2007, Mr. Shea served as Chairman of MainLine Management LLC, the general partner of Buckeye GP Holdings L.P., and as President and Chief Executive Officer of MainLine Management LLC from May 2004 to July 2007. Mr. Shea also serves as a director of Kayne Anderson Energy Total Return Fund, Inc. and Kayne Anderson MLP Investment Company. Mr. Shea has an agreement with Riverstone, pursuant to which he has agreed to serve on the boards of Carlyle/Riverstone Funds portfolio companies. Mr. Shea’s extensive experience as an executive in the energy industry, both through his current position as the General Partner’s Chief Executive Officer as well as his past employment with Buckeye, has given him valuable knowledge about our business as well as expertise in a broad spectrum of energy companies that operate in the coal, natural gas gathering and processing and refined petroleum products transportation sectors. In addition, Mr. Shea has valuable experience overseeing the strategy and operations of publicly-traded partnerships.

Robert B. Wallace has served as Executive Vice President and Chief Financial Officer of our General Partner since March 2010 and served as Executive Vice President and Chief Financial Officer of PVG GP, LLC from March 2010 to March 2011. From August 2007 to February 2010, Mr. Wallace was a private investor. Mr. Wallace served as Senior Vice President, Finance and Chief Financial Officer of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a refined petroleum products pipeline company, from September 2004 to July 2007. Mr. Wallace also served as Senior Vice President, Finance and Chief Financial Officer of MainLine Management LLC, the general partner of Buckeye GP Holdings L.P., from September 2004 to July 2007. Prior to joining Buckeye, Mr. Wallace served as Executive Director, Corporate Finance of the Energy Group of UBS Investment Bank from September 1997 to February 2004.

Bruce D. Davis, Jr. has served as Executive Vice President, General Counsel and Secretary of our General Partner since June 2010 and served as Executive Vice President, General Counsel and Secretary of PVG GP, LLC from July 2010 to March 2011. From January 2004 to June 2010, Mr. Davis served as Vice President, General Counsel and Secretary of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. From September 2000 to November 2003, Mr. Davis was Associate General Counsel for Mirant Corporation. Prior to that, from July 1992 to September 2000, he was Associate General Counsel for Constellation Energy Group.

Keith D. Horton has served as Co-President and Chief Operating Officer—Coal of our General Partner since June 2006 and as President of Penn Virginia Operating Co., LLC since September 2001. From July 2001 to June 2006, Mr. Horton served as President and Chief Operating Officer of our General Partner. Mr. Horton served as a director of our General Partner from July 2001 to May 2005. Mr. Horton also served in various capacities with Penn Virginia since 1981, including as Executive Vice President from December 2000 to June 2010, as Vice President—Eastern Operations from February 1999 to December 2000, as Vice President from February 1996 to February 1999, and as a director from December 2000 to June 2010. Mr. Horton also serves as director of the Virginia Mining Association, the Powell River Project, Eastern Coal Council, and the National Council of Coal Lessors.

Ronald K. Page has served as Co-President and Chief Operating Officer—Midstream of our General Partner since June 2006 and as President of PVR Midstream LLC since January 2005. From July 2003 to June 2006, Mr. Page served as Vice President, Corporate Development of our General Partner. Mr. Page also served in various capacities with Penn Virginia since July 2003, including as Vice President from May 2005 to June 2010 and as Vice President, Corporate Development from July 2003 to May 2005. From January 1998 to May 2003, Mr. Page served in various positions with El Paso Field Services Company, including Vice President of Commercial Operations—Texas Pipelines and Processing from 2001 to 2003, Vice President of Business Development from 2000 to 2001 and Director of Business Development from 1999 to 2000.

Directors of our General Partner

Edward B. Cloues, II has served as a director of our General Partner since January 2003. Mr. Cloues is the non-executive Chairman of the Board of AMREP Corporation and also serves as a director of Penn Virginia and Hillenbrand, Inc. From January 1998 until April 2010, Mr. Cloues served as Chairman of the Board and Chief Executive Officer of K-Tron International, Inc., a provider of material handling equipment and systems.

From October 1979 to January 1998, Mr. Cloues was a partner of Morgan, Lewis & Bockius LLP, a global law firm. As a former CEO and a former law firm partner specializing in business law matters, Mr. Cloues has extensive leadership experience and familiarity with complex mergers and acquisitions and other transactions. In addition, as a result of his multiple public company directorships and other business experience, Mr. Cloues has considerable background in financial, corporate governance and executive compensation matters.

James L. Gardner has served as a director of our General Partner since January 2006. Since 2005, Mr. Gardner has been an Associate Professor of Philosophy at Freed-Hardeman University. From 2002 to 2004, Mr. Gardner served as Executive Vice President and Chief Administrative Officer of Massey Energy Company (“Massey”), a coal mining company. From 2000 to 2002, Mr. Gardner was in the private practice of law, principally representing Massey. He also served as a director of Massey from 2000 to 2002. Mr. Gardner served as Senior Vice President of Massey from 1994 to 2000 and as General Counsel from 1993 to 2000. From 1991 to 1993, Mr. Gardner was an attorney at the law firm of Hunton & Williams LLP. As a result of his position as a director and executive at Massey and his representation of coal clients as a lawyer, Mr. Gardner has extensive operational, strategic and legal experience related to the coal industry. With this experience, Mr. Gardner offers keen insight to the Board as it oversees our coal and natural resource management operations.

Robert J. Hall has served as a director of our General Partner since March 2011. He was a director of PVG GP, LLC from September 2006 to March 2011. Since June 2004, Mr. Hall has been providing consulting services in newspaper industry acquisitions. From January 2004 to May 2004, Mr. Hall was retired. From 1990 to December 2003, Mr. Hall served as Publisher and Chairman of Philadelphia Newspapers, Inc., which published the Philadelphia Inquirer and the Philadelphia Daily News. From 1985 to 1989, Mr. Hall served as General Manager of Detroit Free Press, and from 1989 to 1990, he served as Chairman of Detroit Free Press. Mr. Hall has served as Chief Operating Officer of Philadelphia Media Network since October 2010. Mr. Hall has served for 30 years as an executive of two major newspaper publishers and, as a result, has extensive leadership experience and familiarity with various strategic, financial and other transactions. This experience will allow him to provide guidance to the Board on a wide spectrum of strategic, financial and operational matters.

Thomas W. Hofmann has served as a director of our General Partner since May 2009. Since December 2008, Mr. Hofmann has been retired. Mr. Hofmann served as Senior Vice President and Chief Financial Officer of Sunoco, Inc., an oil refining and marketing company, from January 2002 to December 2008 and as Vice President and Chief Financial Officer of Sunoco, Inc. from July 1998 to January 2002. Mr. Hofmann also serves as a director of West Pharmaceuticals Services, Inc. In the last five years, he has also served on the board of directors of the general partner of Sunoco Logistics Partners, L.P. and VIASYS Healthcare Inc. As the former Chief Financial Officer of Sunoco, Inc., Mr. Hofmann has substantial experience and knowledge regarding financial issues related to energy companies and the energy industry. Mr. Hofmann’s extensive financial, management and strategic experiences allow him to provide critical insights to the Board and makes him well-qualified to serve as as the chairman of the audit committee of the Board.

James R. Montague has served as a director of our General Partner since August 2001. Since 2003, Mr. Montague has been retired. From 2001 to 2002, Mr. Montague served as President of EnCana Gulf of Mexico LLC, a subsidiary of EnCana Corporation, which is in the business of oil and gas exploration and production. From 1996 to June 2001, Mr. Montague served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an exploration and production oil and gas company, and GCO Minerals Company, a company that managed International Paper Company’s mineral holdings. Mr. Montague also serves as a director of Atwood Oceanics, Inc., as a director of the general partner of Magellan Midstream Partners, L.P., and as non-executive Chairman of Davis Petroleum Corp. In the last five years, Mr. Montague has also served on the board of directors of The Meridian Resource Corporation. Mr. Montague has detailed knowledge of our operations, having served as a director of our General Partner since our initial public offering in 2001. In addition, Mr. Montague’s substantial experience as an executive in the energy industry and as a director of another publicly traded partnership has helped him provide guidance to the Board in connection with financial, strategic and other transactions.

Marsha R. Perelman has served as a director of our General Partner since May 2005. In 1993, Ms. Perelman founded, and since then has been the Chief Executive Officer of, Woodforde Management, Inc., a holding company. In 1983, she co-founded, and from 1983 to 1990 served as the President of, Clearfield Ohio Holdings, Inc., a gas gathering and distribution company. In 1983, she also co-founded, and from 1983 to 1990 served as Vice President of, Clearfield Energy, Inc., a crude oil gathering and distribution company. Ms. Perelman also serves as a director of Penn Virginia. Ms. Perelman has detailed knowledge of our operations, having served as a director on our Board since 2005 and as a director of Penn Virginia since 1998. Ms. Perelman’s professional and personal contacts have helped her identify and recruit director candidates for the Board. In addition, Ms. Perelman’s background in the energy and other industries has enabled her to contribute significantly to our strategic direction.

John C. van Roden, Jr. has served as a director of our General Partner since March 2011. He was a director of PVG GP, LLC from September 2006 to March 2011. From January 2007 to December 2008, Mr. van Roden served as a consultant to P.H. Glatfelter Company, a global manufacturer of specialty papers and engineered products. From July 2006 to December 2006, Mr. van Roden served as Executive Vice President of P.H. Glatfelter Company, and from April 2003 to June 2006, he served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company. From 1998 to April 2003, Mr. van Roden served as Senior Vice President and Chief Financial Officer of Conectiv, a company engaged in the transmission and distribution of electricity and the distribution of natural gas to customers in the Mid-Atlantic region. From 1982 to 1998, Mr. van Roden served as Senior Vice President and Chief Financial Officer of Lukens, Inc., a producer of specialty steel. Mr. van Roden serves as a director of Airgas, Inc., H.B. Fuller Company and Horsehead Holding Corp. and has served as Chairman of the Board of Airgas, Inc. since September 2010. In the last five years, Mr. van Roden also served on the board of directors of SEMCO Energy, Inc. Over the past 25 years, Mr. van Roden has served as the CFO of three large companies, as well as on the board of directors of numerous public companies in several industries. In his various capacities, Mr. van Roden has provided these companies with strategic, financial and operational oversight and leadership. This experience will allow him to provide guidance to the Board on a wide spectrum of strategic, financial and operational matters.

Jonathan B. Weller has served as a director of our General Partner since March 2011. He was a director of PVG GP, LLC from September 2006 to March 2011. Mr. Weller also serves as a director of AMREP Corporation and a member of the board of advisors of Momentum Real Estate Partners, LLC. From January 2007 to May 2009, Mr. Weller was an Adjunct Lecturer at The Wharton School of the University of Pennsylvania. From 1994 to April 2006, Mr. Weller served in various capacities with Pennsylvania Real Estate Investment Trust, an owner, operator and developer of shopping centers in the eastern United States, including as Vice Chairman from 2004 to April 2006, as President and Chief Operating Officer from 1994 to 2004 and as Trustee from 1994 to March 2006. Mr. Weller has substantial experience as an executive and a director of public companies, including as an executive and trustee of Pennsylvania Real Estate Investment Trust, pursuant to which he gained substantial knowledge regarding the management of investments. This knowledge and experience will provide the Board with invaluable insight.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common units as of April 15, 2011, held by (1) beneficial owners of more than 5% of our common units; (2) each Director and nominee for Director of our General Partner; (3) each NEO; and (4) all Directors and executive officers of our General Partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 15, 2011. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Common Units Beneficially Owned(1)		Percentage of Common Units Beneficially Owned(2)
5% Holders:(3)
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	5,647,841		8.1%
Kayne Anderson Capital Advisors and Richard A. Kayne 1800 Avenue of the Stars, Second Floor Los Angeles, CA 90067	4,468,723		6.3%

Directors and Executive Officers:
Edward B. Cloues, II	57,512	(4)	*
Bruce D. Davis, Jr.	36,042	(5)	*
A. James Dearlove	159,524	(6)	*
James L. Gardner	27,289	(7)	*
Robert J. Hall	24,258	(8)	*
Thomas W. Hofmann	8,860	(9)	*
Keith D. Horton	83,345	(10)	*
James R. Montague	47,810	(11)	*
Ronald K. Page	97,380	(12)	*
Marsha R. Perelman	70,784	(13)	*
Frank A. Pici	19,756	(14)	*
William H. Shea, Jr.	76,463	(15)	*
John C. van Roden, Jr.	24,060	(16)	*
Robert B. Wallace	26,388	(17)	*
Jonathan B. Weller	26,020	(18)	*
All directors and executive officers as a group (15 persons)(19)	785,491		1.1%

 * Less than 1%.

(1)

Unless otherwise indicated, all common units are owned directly by the named holder and such holder has sole power to vote and dispose of such units. Unless otherwise noted, the address for each beneficial owner named above is: Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087.

(2)	Based on 70,964,698 common units issued and outstanding on April 26, 2011.
(3)

All such ownership is based on information contained in filings submitted to the SEC on Schedules 13D or 13G relating to ownership holdings in the Partnership or PVG. The beneficial ownership amounts for former holders of PVG units reflect the application of the 0.98 conversion ratio for exchange of PVG common units for the Partnership’s common units pursuant to the merger.

(4)

Includes 32,320 deferred common units. Excludes 4,900 common units as to which Mr. Cloues shares voting and investment power with his mother, Mrs. Jeannette C. Cloues, by power of attorney and 9,800 common units as to which Mr. Cloues has sole voting and dispositive power of the units as executor of the Estate of Mrs. Jan Beebe. Mr. Cloues does not have an economic interest in these holdings and disclaims beneficial ownership of such common units.

(5)	Includes 34,842 phantom units.
(6)	Includes 2,839 deferred common units.
(7)	Includes 26,799 deferred common units.
(8)	Includes 23,570 deferred common units.
(9)	Includes 8,860 deferred common units.
(10)	Includes 15,748 phantom units and 1,000 common units held by Mr. Horton’s spouse.
(11)	Includes 2,000 common units deferred pursuant to our General Partner’s non-employee directors deferred compensation plan and 32,320 deferred common units.
(12)	Includes 15,748 phantom units.
(13)	Includes 30,481 deferred common units.
(14)	Includes 19,756 common units.
(15)	Includes 45,476 phantom units.
(16)	Includes 23,570 deferred common units.
(17)	Includes 6,659 common units, 17,279 phantom units and 2,450 common units held indirectly for the benefit of minor children.
(18)	Includes 23,570 deferred common units.
(19)

Includes 129,093 phantom units, 2,000 common units deferred pursuant to our General Partner’s non-employee directors deferred compensation plan, 204,329 deferred common units, 1,000 common units held by Mr. Horton’s spouse and 2,450 common units held by Mr. Wallace for the benefit of minor children.

GOVERNANCE MATTERS

General

On September 21, 2010, the Partnership, the General Partner, PVR Radnor, LLC (“Merger Sub”), PVG and PVG GP, LLC, PVG’s general partner (“PVG GP”), entered into an Agreement and Plan of Merger. At the closing of the merger on March 10, 2011, the Partnership acquired PVG and PVG GP through a merger of PVG and PVG GP with and into Merger Sub, and each PVG common unit outstanding at the effective time of the merger was converted into the right to receive 0.98 common units of the Partnership. Merger Sub was subsequently merged with and into the General Partner, with the General Partner being the surviving entity. After the effective time of the merger and related transactions, the separate existence of each of PVG, PVG GP and Merger Sub ceased, and the General Partner survived as a Delaware limited liability company and as a wholly-owned subsidiary of the Partnership.

In connection with the merger, the approximately 19.6 million common units of the Partnership held by PVG and the incentive distribution rights in the Partnership held by the General Partner were cancelled and the 2.0% general partner interest in the Partnership held by the General Partner was converted to a non-economic management interest in the Partnership. Also in connection with the merger, provisions for the election of all nine directors to the Board by the Partnership’s limited partners were added to the Partnership Agreement. The General Partner continues to manage our operations and activities on our behalf.

The Partnership Agreement provides that an annual meeting of the limited partners for the election of Directors to the Board will be held in June of each year or at such other date and time as may be fixed from time to time by our General Partner. The Annual Meeting is our first annual meeting of limited partners. We did not hold an annual meeting of limited partners in 2010. At the Annual Meeting, the limited partners will vote together as a single class for the election of all nine Directors to the Board. At each annual meeting, the limited partners entitled to vote will elect by a plurality of the votes cast at such meeting persons to serve on the Board who are nominated in accordance with the provisions of the Partnership Agreement.

Director Independence

Even though most companies with securities listed on the NYSE are required to have a majority of independent directors serving on the board of directors, the NYSE does not require a listed limited partnership like us to have a majority of independent directors on the Board. However, with the exception of our CEO, Mr. Shea, all of our Directors currently meet the independence standards established by the NYSE.

Board Committee Composition

The Board has two standing committees: the Audit Committee and the Compensation and Benefits Committee. The Audit Committee and the Compensation and Benefits Committee each have a charter, which is available on our website at http://www.pvrpartners.com. As a limited partnership that is listed on the NYSE, we are not required to have a nominating committee.

Audit Committee

The members of the Audit Committee are Messrs. Hofmann (Chairman), Gardner, and Montague. The NYSE and SEC rules require that the Audit Committee be comprised of at least three directors determined to be independent according to particular rules that apply to members of the Audit Committee. The Board has determined that each of Messrs. Gardner, Hofmann, and Montague meet these independence standards. The Board has also determined that Mr. Hofmann, qualifies as an “Audit Committee Financial Expert” as defined by SEC rules.

The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Committee also discusses with management earnings press releases and guidance provided to analysts. The Committee provides oversight with respect to business risk matters, compliance with ethics policies, compliance with legal and regulatory requirements and performance of our internal audit function. The Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties

Conflicts Committee

Prior to April 2011, the Board had a standing Conflicts Committee. The members of the Conflicts Committee were Messrs. Gardner, Hofmann, and Montague and each is an independent (as that term is defined in the NYSE rules with respect to members of the Audit Committee) member of the Board. The Conflicts Committee reviewed transactions and any other matters involving us or our affiliates that the Board believed may have involved conflicts of interest and were appropriate for review or were required to be reviewed under our Partnership Agreement. The Conflicts Committee determined whether such transactions were fair and reasonable to us. The Conflicts Committee was permitted to obtain advice and assistance from outside legal, financial or other advisors as it deemed necessary to carry out its duties.

In April 2011, the Board determined that it was no longer necessary to have a standing Conflicts Committee due to the completion of the merger transaction and Penn Virginia’s divestment in its interests in the Partnership.

Compensation and Benefits Committee

The NYSE rules do not require a publicly traded limited partnership’s board of directors to have a standing compensation committee. However, our Board has elected to have a Compensation and Benefits Committee. The members of the Compensation and Benefits Committee are Messrs. Gardner (Chairman), Cloues, Hofmann and Montague, each an independent (as that term is defined in the NYSE rules) member of the Board.

The Compensation and Benefits Committee determines the compensation for the executive officers of our General Partner. The Committee reviews and discusses with management the information contained in “Compensation Discussion and Analysis” and recommends that such information be included herein. The Committee periodically reviews and makes recommendations or decisions regarding our General Partner’s incentive compensation and equity-based plans, provides oversight with respect to our General Partner’s other employee benefit plans and reports its recommendations to the Board. The Committee also reviews and makes recommendations to the Board regarding director compensation policy. The Committee may obtain advice and assistance from outside compensation consultants or other advisors as it deems necessary to carry out its duties.

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Cloues, Gardner, Hofmann and Montague served on the Compensation and Benefits Committee. None of these members is a former or current officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K, “Transactions with

Related Persons, Promoters and Certain Control Persons,” except as noted in “Certain Relationships and Related Transactions.” Except as noted below, in 2010, none of the executive officers of our General Partner served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation and Benefits Committee of our General Partner.

During 2010, Mr. Shea was a member of Penn Virginia’s board of directors and a member of its Compensation and Benefits Committee. In March 2010, Mr. Shea was appointed Chief Executive Officer of the General Partner and President and Chief Executive Officer of the general partner of PVG. Messrs. Dearlove and Pici and Ms. Snyder, all executive officers of Penn Virginia, were directors of both PVG’s general partner and the General Partner. At the time of Mr. Shea’s election, PVG, the Partnership and their respective general partners were affiliates of Penn Virginia. Simultaneously with such election, Mr. Shea resigned from the Penn Virginia Compensation and Benefits Committee, but remained on the Penn Virginia board. Mr. Shea resigned from the board concurrently with Penn Virginia’s divestiture of PVG in June 2010. Mr. Shea had no relationship requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.”

Board and Committee Meetings

During 2010, the Board had 18 regularly scheduled and special meetings, three of which were joint Board and Compensation and Benefits Committee meetings. Our Compensation and Benefits Committee held a joint meeting with the Penn Virginia Compensation and Benefits Committee in January 2010 and held seven additional meetings. Our Audit Committee had seven meetings. Our Conflicts Committee met 23 times to review, evaluate and negotiate the merger transaction. None of our Directors attended fewer than 90% of the aggregate number of meetings of the Board and committees of the Board on which the Director served.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight of the Partnership is consistent with the Partnership’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Partnership’s risk exposure, and the Board and its committees providing oversight in connection with those efforts. Management is responsible for assessing and managing the Partnership’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. Responsibility for risk oversight rests with the full Board. The Board formally reviews the Partnership’s risk management processes and policies periodically; but the Board primarily exercises its risk oversight responsibility through meetings, discussions, and review of management reports and proposals. Consideration of risk is inherent in the Board’s consideration of the Partnership’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. Additionally, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists with risk management oversight in areas of financial reporting, internal controls and compliance with legal and regulatory requirements and our risk management policy relating to our hedging program. The Compensation and Benefits Committee has oversight responsibility to ensure that our incentive compensation policies and programs do not encourage or reward unnecessary or excessive risk-taking behavior by our executives. The Board receives regular reports from the committees about their activities in this regard.

The Board; Leadership Structure

The Board has a total of nine members. Following the resignation of A. James Dearlove from the Board on March 8, 2010, the position of Chairman of the Board (“Chairman”) was not filled. The Board determined to postpone election of the Chairman until after the merger so that all directors could participate in the decision. In the interim, pursuant to the terms of our General Partner’s limited liability company agreement,

William H. Shea, the CEO of our General Partner, presided as Chairman. The Board has no policy that requires that the positions of Chairman and CEO be separate or that they be held by the same individual. The Board believes that this determination should be based on circumstances existing from time to time, including the composition, skills and experience of the Board and its members, specific challenges faced by the Partnership and governance efficiency. The Board is structured to promote independence whether or not its Chairman is a member of executive management. The entire Board, with the exception of Mr. Shea, consists of independent directors and the Audit and Compensation and Benefits Committees are all composed entirely of independent directors.

Non-Management Executive Sessions and Unitholder Communications

Non-management directors regularly meet in executive session in connection with the regular meetings of the Board or at regular meetings of our Board committees. James L. Gardner presides over these sessions. Unitholders and other interested parties can communicate directly with non-management directors by contacting Mr. Gardner in writing c/o General Counsel and Secretary, Penn Virginia Resource Partners, L.P., Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087.

Board Nominations; Consideration of Diversity

Nominations of persons for election to the Board may be made at an annual meeting of the limited partners only pursuant to our General Partner’s notice of meeting, (1) by or at the direction of a majority of the directors on the Board, or (2) by any limited partner or group of limited partners (in either case, a “Limited Partner Group”) that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior 18 months, 5% of our Outstanding units and such limited partner, or each limited partner in such group, was a record holder at the time the notice provided for in the Partnership Agreement was delivered to our General Partner and complies with the notice procedures set forth in the Partnership Agreement.

The entire Board is responsible for nominating members for election to the Board and filling vacancies on the Board that may occur between annual meetings. The Board believes its overall composition should include directors who possess a considerable amount of business management experience (such as experience as an executive), oil and gas related business experience, public company or partnership experience or possess a financial background. The Board relies on its members to identify and evaluate nominees for director. When searching for new candidates, the Board will consider the evolving needs of the Board and identify candidates that fill current or anticipated future needs. The Board will consider a candidate’s management and business experience and then consider issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing unitholder value when considering director candidates. The Board does not have a formal policy with respect to director diversity but considers it important to have a diversity of background, professional experience and education represented on the Board and takes into consideration these attributes when evaluating a nominee. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board will also be considered.

Nomination of Director Candidates by Unitholders

Unitholders of record as described above may nominate directors for election to the Board at any annual meeting; provided that they comply with the requirements described below and in the section of this proxy statement entitled “Proposals for the Next Annual Meeting.” While we do not have a policy that specifically addresses the consideration of director candidates recommended by unitholders, there would be no differences in the manner and criteria by which the Board evaluates director candidates recommended by unitholders and those recommended by other sources.

For any nominations brought before an annual meeting by a Limited Partner Group, the Limited Partner Group must give timely notice in writing to our General Partner. The notice must contain certain information as described in the Partnership Agreement. To be timely, a Limited Partner Group’s notice must be delivered to our General Partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the Limited Partner Group must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Partnership or our General Partner).

In the event that the number of directors to be elected to the Board is increased effective after the time period for which nominations are otherwise due and there is no public announcement by the Partnership or our General Partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Limited Partner Group’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our General Partner not later than the close of business on the 10th day following the day on which such public announcement is first made by the Partnership or our General Partner.

Nominations of persons for election to the Board also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of the Partnership Agreement.

Only such persons who are nominated in accordance with the procedures set forth in the Partnership Agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if a Limited Partner Group (or a qualified representative of the Limited Partner Group) does not appear at the annual or special meeting of limited partners to present a nomination, such nomination will be disregarded notwithstanding that proxies in respect of such vote may have been received by our General Partner or the Partnership.

In addition to the provisions described above and in the Partnership Agreement, a Limited Partner Group must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided however, that any references in the Partnership Agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to the Partnership Agreement, and compliance with the Partnership Agreement is the exclusive means for a limited partner to make nominations.

For purposes of the Annual Meeting, our first annual meeting of limited partners, the Partnership Agreement provides that the first anniversary of the preceding year’s annual meeting shall be deemed to be June 30, 2011. The public announcement of an adjournment or postponement of the Annual Meeting will not commence a new time period (or extend any time period) for the giving of a Limited Partner Group’s notice as described above.

Director Attendance at Annual Meetings of Limited Partners

We believe that there are benefits to having members of the Board attend annual meetings of limited partners but attendance is not required.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which includes a series of corporate governance principles applicable to all our employees, officers, directors and all employees of any affiliate of the Partnership who provide services to the Partnership. The Code of Conduct is designed to ensure that the Partnership conducts its business, interacts with employees, independent contractors, lessees, suppliers, governmental entities and the public in a responsible and ethical manner. The Code of Conduct is also designed to promote safe working conditions for employees and an environment that is conducive to initiative, creativity and job satisfaction. We believe that the ethical foundations outlined in our Code of Conduct are critical to our ongoing success. The Code of Conduct is posted in the “Governance” section of our website at http://www.pvrpartners.com.

Executive and Financial Officer Code of Ethics

We have adopted an Executive and Financial Officer Code of Ethics for Chief Executive Officers and Senior Officers, which applies to our Chief Executive Officer, President, Chief Financial Officer and Controller, (the “Code of Ethics”). The Code of Ethics complies with the rules of the SEC and Rule 406 of the Sarbanes-Oxley Act of 2002. The Code of Ethics is intended to deter wrongdoing and to promote honest and ethical conduct by such officers. The Code of Ethics is posted in the “Governance” section of our website at http://www.pvrpartners.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors and executive officers of our General Partner, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5 with the SEC. Based solely on our review of the reporting forms and written representations provided to us from the individuals required to file reports, we believe that each of our executive officers and directors has complied with the applicable reporting requirements for transactions in our securities during the fiscal year ended December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Penn Virginia Divestment

Prior to June 2010, Penn Virginia indirectly owned an interest in the Partnership through its ownership interests in PVG and also directly owned an interest in the Partnership. On June 7, 2010, Penn Virginia completed its disposition of its interests in PVG and has also disposed of the units it directly owned in the Partnership (the “Divestment”). As a result of the Divestment, Penn Virginia no longer owns any limited partner or general partner interests in us or in PVG and we no longer report transactions between us and Penn Virginia as affiliate transactions.

Merger Transaction

On September 21, 2010, the Partnership, the General Partner, Merger Sub, PVG and PVG GP entered into an Agreement and Plan of Merger. At the closing of the merger on March 10, 2011, the Partnership acquired PVG and PVG GP through a merger of PVG and PVG GP with and into Merger Sub, and each PVG common unit outstanding at the effective time of the merger was converted into the right to receive 0.98 Partnership common units. Merger Sub was subsequently merged with and into the General Partner, with the General Partner being the surviving entity. After the effective time of the merger and the related transactions, the separate existence of each of PVG, PVG GP and Merger Sub ceased, and the General Partner survived as a Delaware limited liability company and as a wholly-owned subsidiary of the Partnership.

At the closing of the merger, we issued approximately 38.2 million of our common units to the holders of PVG common units. Based on the closing sales price of our common units on March 10, 2011 of $26.05 per unit, the market value of all common units issued in the merger was approximately $998 million. Certain of our current directors and executive officers owned PVG common units and received common units in the Partnership in the merger. Specifically, Mr. Hall owned 600 PVG common units and received 588 Partnership common units (worth approximately $15,317 based on the closing price on March 10, 2011), Mr. van Roden owned 500 PVG common units and received 490 Partnership common units (worth approximately $12,765 based on such closing price), Mr. Gardner owned 500 PVG common units and received 490 Partnership common units (worth approximately $12,765 based on such closing price), Mr. Weller owned 2,500 PVG common units and received 2,450 Partnership common units (worth approximately $63,823 based on such closing price), Mr. Cloues owned 11,500 PVG common units and received 11,270 Partnership common units (worth approximately $293,583 based on such closing price), Mr. Montague owned 500 PVG common units and received 490 Partnership common units (worth approximately $12,765 based on such closing price), Ms. Perelman owned 31,500 PVG common units and received 30,870 Partnership common units (worth approximately $804,164 based on such closing price), Mr. Shea owned 21,200 PVG common units and received 20,776 Partnership common units (worth approximately $541,215 based on such closing price), Mr. Wallace owned 5,500 PVG common units and received 5,390 Partnership common units (worth approximately $140,410 based on such closing price), Mr. Horton owned 3,500 PVG common units and received 3,430 Partnership common units (worth approximately $89,352 based on such closing price) and Mr. Page owned 31,000 PVG common units and received 30,380 Partnership common units (worth approximately $791,399 based on such closing price).

Management and Administrative Services

We are managed and controlled by our General Partner pursuant to our Partnership Agreement. Under our Partnership Agreement, our General Partner is reimbursed for all direct and indirect expenses it incurs or payments it makes on our behalf. These expenses include salaries, fees and other compensation and benefit expenses of employees, officers and directors, insurance, other administrative or overhead expenses and all other expenses necessary or appropriate to conduct our business. The costs allocated to us by our General Partner for administrative services and overhead totaled approximately $9.3 million in 2010.

Incentive Distributions

Prior to the completion of the merger, our Partnership Agreement provided for incentive distributions payable to our General Partner out of our available cash in the event quarterly distributions to unitholders exceeded certain specified targets. In general, subject to certain limitations, if a quarterly distribution exceeded a target of $0.275 per common unit, our General Partner, as holder of the incentive distributions rights, received incentive distributions equal to (i) 15% of that portion of the distribution per common unit which exceeded but was not more than $0.325, plus (ii) 25% of that portion of the quarterly distribution per common unit which exceeded $0.325 but was not more than $0.375, plus (iii) 50% of that portion of the quarterly distribution per common unit which exceeded $0.375. In 2010, our General Partner received total distributions, including incentive distributions, of $63.1 million from us.

In connection with the merger, the approximately 19.6 million common units of the Partnership held by PVG and the incentive distribution rights in the Partnership held by the General Partner were cancelled and the 2.0% general partner interest in the Partnership held by the General Partner was converted to a non-economic management interest in the Partnership.

Oil and Gas Marketing Agreement

Connect Energy, our wholly-owned subsidiary, and PVOG LP, Penn Virginia’s wholly-owned subsidiary, are parties to a Master Services Agreement effective September 1, 2006. Pursuant to the Master Services Agreement, Connect Energy and PVOG LP have agreed that Connect Energy will market all of PVOG LP’s oil and gas production in Arkansas, Louisiana, Oklahoma and Texas for a fee equal to 1% of the net sales price (subject to specified limitations) received by PVOG LP for such production. The Master Services Agreement has a primary term of five years and automatically renews for additional one year terms until terminated by either party. In 2010, PVOG LP paid Connect Energy $1.7 million in fees pursuant to the Master Services Agreement.

Gas Gathering and Processing Agreement

PVR East Texas Gas Processing LLC, or PVR East Texas, our wholly-owned subsidiary, and PVOG LP are parties to a Gas Gathering and Processing Agreement effective May 1, 2007. Pursuant to the Gas Gathering and Processing Agreement, PVR East Texas and PVOG LP have agreed that PVR East Texas will gather and process all of PVOG LP’s current and future gas production in certain areas of the Bethany Field in East Texas and redeliver the NGLs to PVOG LP for a current service fee of $0.3115/MMBtu (with an annual CPI adjustment). The Gas Gathering and Processing Agreement has a primary term of 15 years and automatically renews for additional one year terms until terminated by either party. In 2010, PVOG LP paid PVR East Texas $4.0 million in fees pursuant to the Gas Gathering and Processing Agreement.

Gas Purchase Arrangement

From time to time, Connect Energy purchases gas or NGLs from PVOG LP at our Crossroads Plant and resells such gas or NGLs to third parties. The purchase price paid by Connect Energy to PVOG LP for such gas or NGLs equals the sales price received by Connect Energy for such gas or NGLs from the third parties. In 2010, Connect Energy paid PVOG LP $78.6 million in connection with such purchases.

Omnibus Agreement

We, our General Partner, Penn Virginia and our wholly-owned subsidiary, Penn Virginia Operating Co. LLC, were parties to an Omnibus Agreement that governed potential competition among us. The Omnibus Agreement was entered into in connection with our initial public offering in October 2001. Upon completion of PVG’s initial public offering in December 2006, PVG became subject to the Omnibus Agreement as an affiliate of Penn Virginia. For purposes of the Omnibus Agreement, any restrictions that applied to Penn Virginia also applied to PVG until the Divestment.

Under the Omnibus Agreement, Penn Virginia and its affiliates were not permitted to engage in the businesses of: (i) owning, mining, processing, marketing or transporting coal, (ii) owning, acquiring or leasing coal reserves or (iii) growing, harvesting or selling timber, unless it or they first offered us the opportunity to acquire these businesses or assets and the board of directors of our general partner, with the concurrence of its conflicts committee, elected to cause us not to pursue such opportunity or acquisition. In addition, Penn Virginia and its affiliates were able to purchase any business which included the purchase of coal reserves, timber or infrastructure relating to the production or transportation of coal if the majority value of such business was not derived from owning, mining, processing, marketing or transporting coal or growing, harvesting or selling timber. If Penn Virginia or its affiliates made any such acquisition, it or they must have offered us the opportunity to purchase the coal reserves, timber or related infrastructure following the acquisition and the conflicts committee of the board of directors of our general partner had to determine whether we should pursue the opportunity. Following the Divestment, the Omnibus Agreement terminated in accordance with its terms.

Non-Compete Agreement

We and PVG were parties to a Non-Compete Agreement that governed potential competition among us. The Non-Compete Agreement was entered into in connection with PVG’s initial public offering in December 2006, but was not effective until the Divestment, when PVG was no longer subject to the Omnibus Agreement. Pursuant to the Non-Compete Agreement, PVG had a right of first refusal with respect to the potential acquisition of any general partner interest, and any other equity interests under common ownership with such general partner, in a publicly traded partnership, other than any partnerships engaged in the coal or timber businesses described above or the business of gathering or processing natural gas or other hydrocarbons. We had a right of first refusal with respect to the potential acquisition of assets that related to the business of (i) owning, mining, processing, marketing or transporting coal, (ii) owning, acquiring or leasing coal reserves, (iii) growing, harvesting or selling timber or (iv) the gathering or processing of natural gas or other hydrocarbons. Following the merger, the Non-Compete Agreement terminated in accordance with its terms.

Distributions and Payments to Affiliates of Our General Partner

We will generally distribute all our available cash to all unitholders, including any affiliates of our General Partner. Upon our liquidation, our limited partners, including affiliates of our General Partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Policies and Procedures Regarding Transactions with Related Persons

Under our corporate governance principles, all Directors must recuse themselves from any decision affecting their personal, business or professional interests. With respect to any proposed transaction with any other related person, as a general matter, our practice is that such transactions are approved by disinterested Directors. The General Counsel of our General Partner advises the Board as to which transactions involve related persons, which transactions require the approval of a specially appointed conflicts committee of the Board and which Directors are prohibited from voting on a particular transaction. In accordance with the Partnership Agreement, the conflicts committee would consist of two or more members who, in addition to satisfying certain other requirements, must meet the independence standards for service on an audit committee of a board of directors, which standards are established by the NYSE. Any matters approved by the conflicts committee would be conclusively deemed to be fair and reasonable to us, approved by all of our unitholders, and not a breach by us of any duties we may owe to our unitholders. All of the related transactions described above were approved in accordance with the foregoing policies and procedures.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis is intended to provide information about the compensation policies and decisions of our Compensation and Benefits Committee (the “Committee”) with respect to our CEO, CFO and our next three most highly compensated executive officers. The SEC also requires us to report compensation information of any former executive officer who served as our CEO or CFO for any portion of 2010. Unless otherwise indicated, all references to our “NEOs” or our “Named Executive Officers” refer to our current and former executive officers named in the Summary Compensation Table, all references to “our Committee” or “the Committee” refer to the Compensation and Benefits Committee of our General Partner, and all references to the “Penn Virginia Committee” refer to the Compensation and Benefits Committee of Penn Virginia Corporation (“Penn Virginia”).

Overview of Executive Officer Compensation for 2010

Prior to June 7, 2010, Penn Virginia indirectly controlled our General Partner and indirectly owned a significant limited partner interest in us. In connection with Penn Virginia’s reduction and subsequent divestment of its limited partner interest in us (the “Divestment”), we implemented certain changes in management, and certain executive officers of Penn Virginia resigned as executive officers of our General Partner. In March 2010, A. James Dearlove resigned as our CEO, Frank A. Pici resigned as our Vice President and CFO, and the Board appointed William H. Shea, Jr. as our CEO and Robert B. Wallace as our Executive Vice President and CFO. In June 2010, the Board appointed Bruce D. Davis, Jr. as our Executive Vice President and General Counsel. We refer to Mr. Dearlove and Mr. Pici as “Shared Executives,” since they were employees of Penn Virginia during 2010 and rendered services not only to us, but also to Penn Virginia during that time period. We were responsible for reimbursing to Penn Virginia the portion of the Shared Executives’ compensation related to the services they performed for us in 2010. The specific portions of compensation reimbursed by us to Penn Virginia were determined based on the portion of professional time devoted by each Shared Executive to us. All of our currently employed NEOs — Mr. Shea, Mr. Wallace, Mr. Davis, Keith D. Horton (Co-President and Chief Operating Officer — Coal), and Ronald K. Page (Co-President and Chief Operating Officer — Midstream) — render their services solely to us and we pay all of their compensation.

Historically, due to Penn Virginia’s ownership interest in us and the fact that the Shared Executives, including our former CEO, devoted the majority of their professional time to Penn Virginia, the Penn Virginia Committee was ultimately responsible for setting the compensation structure for all of our executive officers with input, assistance and approval from our Committee. The Penn Virginia Committee generally made compensation recommendations to our Committee during the first quarter of each year after it had concluded its analysis of executive compensation with respect to the preceding fiscal year. In the case of annual bonus and long-term performance awards, the Penn Virginia Committee’s recommendations were for compensation related to service for the previous year. In the case of base salaries, the recommendations were for amounts to be paid for the current year.

In February 2010, the Penn Virginia Committee, with the assistance and recommendation of our Committee, approved the 2009-related annual cash and long-term performance compensation and 2010 base salaries for Messrs. Dearlove, Pici, Horton and Page. Further discussion related to the Committee’s determination with regard to the 2009-related annual cash and long-term performance compensation and 2010 base salaries can be found in the “Executive Compensation” section of our Annual Report on Form 10-K for the year ended December 31, 2009 and in Penn Virginia’s Proxy Statement filed on April 5, 2010 on Schedule 14A. Additional discussion related to the NEOs’ base salaries can also be found throughout this section and in Penn Virginia’s Proxy Statement filed on April 4, 2011 on Schedule 14A.

Additionally, in March 2010, in anticipation of the impending Divestment, our Committee reviewed and recommended that our General Partner enter into employment agreements with Messrs. Shea and Wallace, and the Penn Virginia Committee concurred with the recommendation. Further discussion of the terms of each of Messrs. Shea and Wallace’s employment agreements can be found in “—Employment and Severance Agreements.”

Subsequent to the Divestment, our Committee is now independently responsible for reviewing, recommending, and setting the compensation structure for our executive officers. In February 2011, our Committee approved the 2010-related annual bonus and long-term performance awards for our current NEOs. Our Committee made no assessment of, nor did it award any annual or long-term incentive compensation, for 2010-related performance to either of Mr. Dearlove or Mr. Pici as each executive resigned in March 2010. Our philosophy regarding the overall objectives of the compensation program remains unchanged following the Divestment, and our Committee continues to evaluate the current elements of the compensation program to ensure that all components of the program are structured to achieve these objectives.

The Compensation Discussion and Analysis below describes the compensation policies and decisions of our Committee with respect to our NEOs other than the Shared Executives.

Overall Objectives of the Compensation Program

Our compensation program is based on the following objectives:

•

Executives should be accountable for our performance as well as their own individual performance, so compensation should be tied to both Partnership financial and business objectives and individual performance objectives.

•

Executive compensation should balance and align the short-term and long-term interests of our executives with those of our unitholders, so executive compensation packages should include a mix of short-term incentive cash and long-term equity-based compensation.

•	Executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with appropriate experience and skill sets.

Our compensation program consists of a combination of base salary and short-term and long-term incentive compensation. The program is structured so that the total compensation is generally comparable to total compensation levels offered by similarly-situated executives in midstream master limited partnerships and other energy companies of comparable size and complexity, while providing opportunities for increased compensation based on extraordinary performance by our Named Executive Officers.

The performance-based compensation for our NEOs is in the form of: (i) annual short-term cash incentives and (ii) time-vested long-term equity incentive awards. Incentive compensation is intended to align compensation with business objectives and performance and enable us to attract, retain and reward high quality executive officers whose contributions are critical to the short and long-term success of the Partnership. The annual cash incentives are intended to promote achievement of, and accountability for, short-term performance plans and goals, while the long-term equity awards are designed to focus more on achievement of the strategic long-term performance plans and the sustained success of the Partnership. The long-term equity incentives also promote retention of our NEOs. The CEO makes recommendations to the Committee regarding the value of the incentive awards to be made to each NEO (other than himself). While the Committee takes these recommendations into consideration, the actual amounts awarded to each Named Executive Officer are ultimately determined by the Committee.

Elements of Compensation

We provide our NEOs a base salary and provide them with an opportunity to earn an annual cash bonus and an annual long-term equity compensation award. In determining these elements of compensation, the Committee takes into account market data provided by our independent compensation consultant, management recommendations, individual executive performance, our performance as a whole, and any applicable employment agreements. In each case, the executive’s salary and incentive opportunities are ultimately determined by the unique responsibilities of his position, his experience, and his performance over his tenure with us.

Base Salary. Base salary is designed to compensate executives for their level of responsibility and sustained individual performance (including experience, scope of responsibility, results achieved and future potential). The salaries for all of the NEOs are reviewed by the Committee on an annual basis, as well as at the time of promotion and other change in responsibilities and adjustments may be made to align base salaries with current industry practices. We pay each of our NEOs an industry-competitive salary so that we can attract and retain talented executives. The base salaries also reflect the capabilities, levels of experience, tenure, positions and responsibilities of our executives. Internal equity (fair and consistent application of compensation practices) is also a consideration in setting base salaries.

Annual Cash Bonus. We provide each of our Named Executive Officers the opportunity to earn an industry-competitive annual cash bonus. These awards drive performance and promote achievement of our short-term business objectives. The annual incentive reinforces the links between strategy, goal-setting and results.

Long-Term Incentive Awards. Long-term incentive awards for the NEOs are granted under the Fifth Amended and Restated Penn Virginia Resource GP, LLC Long-Term Incentive Plan (“LTIP”), in order to promote achievement of our long-term strategic business objectives and to enhance executive retention. Long-term compensation awards are expressed in dollar values, and we currently pay those awards in the form of phantom units, which may be accompanied by distribution equivalent rights (“DERs”), at the discretion of the Committee. DERs provide the participant with a right to receive a cash payment per phantom unit equal to distributions per common limited partnership unit paid by us to our unitholders. The actual number of phantom units delivered to the executive in settlement of the award is based on the NYSE closing price of our common units on the date of the grant. The LTIP also permits the grant of restricted units, unit options and common units, however, no grants of common units or unit options have previously been made to employees. See “—Long-Term Incentive Plan” for a further discussion of the LTIP.

How Compensation is Determined

Compensation Committee Authority. The Committee has the authority to, among other things, review and approve goals relevant to compensation of the Named Executive Officers, evaluate the performance of the Named Executive Officers and set their compensation, review and discuss this Compensation Discussion and Analysis, review and make decisions regarding equity compensation, provide oversight for employee benefit plans, and review and recommend to the Board the policy and proposals applicable to director compensation. The Committee charter provides that the Committee may delegate some or all of its authority to subcommittees when it deems appropriate, whether or not such delegation is specifically contemplated under any plan or policy. The Committee has the sole authority to retain, amend the engagement of or terminate any compensation consultant or other advisor.

Independent Compensation Consultant’s Role in the Compensation Setting Process. In 2010, the Committee engaged BDO USA, LLP (“BDO”), for the fourth consecutive year as its independent compensation consultant to assist it in a general review and evaluation of executive compensation packages. BDO does not provide any additional services to us or to our affiliates other than the work it does for the Committee. The Committee relied upon two primary sources of competitive compensation data in assessing executive compensation: (i) a group of other publicly traded master limited partnerships having a business mix comparable to ours and (ii) a broader survey data of companies within the general energy industry. BDO assisted the Committee by providing comparative market data on base salary, annual compensation and long-term compensation paid to executive officers with responsibilities similar in breadth and scope at Peer Group companies (as defined below). BDO also provided the Committee with a comparison of the mix of total compensation (including short- and long-term incentive practices) paid to executive officers in similar positions at our Peer Group companies (as defined below) and in the general energy industry.

BDO analyzed the base salaries, target annual incentive award levels and long-term compensation opportunities for the peer group listed below, comprised of 14 publicly traded master limited partnerships (“Peer Group”). In selecting this Peer Group, the Committee, in consultation with BDO, chose competitors with market capitalization reasonably similar to our own. Our Peer Group is comprised of:

Alliance Resource Partners, L.P.	MarkWest Energy Partners, L.P.
Atlas Pipeline Partners, L.P.	Natural Resource Partners L.P.
Buckeye Partners, L.P.	NuStar Energy L.P.
Copano Energy, L.L.C.	Regency Energy Partners LP
Crosstex Energy, L.P.	Spectra Energy Partners, L.P.
DCP Midstream Partners, LP	Sunoco Logistics Partners L.P.
Eagle Rock Energy Partners, L.P.	Targa Resources Partners, L.P.

In addition, the Committee relied on the expertise of BDO to obtain a more complete picture of the overall compensation environment. BDO provided compensation data from the general energy industry on a position-by-position basis to assist the Committee in ascertaining competitive rates of compensation. This survey data consisted of general energy industry data for executive positions reported in Mercer’s 2010 U.S. Energy Compensation Survey and included companies that may compete with us for executive talent.

We do not engage in any benchmarking of total compensation, or any element of compensation, against our Peer Group or the companies in the broader survey data. The Committee simply uses this information as a point of reference and one of many considerations taken into account when setting the compensation for our Named Executive Officers.

Our CEO’s Role in the Compensation Setting Process. Our CEO plays a significant role in the compensation setting process. The most significant aspects of his role are:

•	assisting in establishing financial and business performance goals and objectives;

•	evaluating executive officer and Partnership performance; and

•	recommending compensation levels and awards for executive officers (other than himself).

Since all of our Named Executive Officers other than our CEO report directly to, and work on a daily basis with, our CEO, our Committee reviews and discusses with our CEO his evaluation of the performance of each of our other NEOs, as appropriate. He makes recommendations to the Committee regarding non-CEO executive compensation, which may be based on our performance and on job-related individual performance. The Committee considers this information when establishing the total compensation package of the NEOs. The CEO’s performance and compensation is reviewed, evaluated and established separately by the Committee based on criteria similar to those used for non-CEO executive compensation.

Process and Timing of Compensation Decisions. The Committee makes its annual compensation decisions during the first quarter of each year after it has concluded its analysis with respect to the previous year. During the first quarter of each year, the Committee meets: (i) to review the Partnership’s financial results for the preceding year and to assess the performance of each NEO with respect to these results; (ii) to review and assess the personal performance of each NEO for the preceding year; and (iii) to determine the incentive compensation to be paid to each NEO for the preceding year and the base salary levels for the ensuing fiscal year. To assist with this determination, the Committee reviews the compensation data for each individual executive compared to the compensation of executives in similar positions with similar responsibility levels in both the Peer Group and the general energy industry. When evaluating compensation levels, the Committee refers to this compensation data to determine the median range of compensation for executive officers who have similar responsibilities to our NEOs within our Peer Group; however, this is only one of many considerations taken into account by the Committee. Although the Committee reviews the compensation data from other companies, it does not set overall compensation or compensation components to meet specific benchmarks. The Committee may also review numerous other factors when evaluating an NEO’s compensation including the experience and value the NEO brings to the role, sustained high-level performance, demonstrated success in meeting key financial and other business or strategic objectives, and the amount of the NEO’s pay relative to the pay of his peers within the Partnership. When approving compensation for our NEO’s, the Committee also considers information or recommendations provided by the CEO, except with respect to the CEO’s own grants. Further, there is no established policy for the allocation between either cash or non-cash or short-term and long-term incentive compensation. Subject to the parameters of an NEO’s employment agreement, the Committee maintains full discretion on all compensation decisions. The Committee may review executive compensation at such other times during the year as it deems appropriate, such as in connection with new appointments or promotions during the year.

2010 Performance Assessment. In February 2011, the Committee approved the annual bonus and long-term performance awards for the NEOs for 2010-related performance and the 2011 base salary levels. When determining the appropriate level of annual and long-term compensation for 2010, the Committee reviewed the total value of all elements of compensation for each Named Executive Officer, the appropriate balance of internal pay equity among executive officers, and, with respect to Messrs. Shea and Wallace, their respective employment agreements. The Committee also considered levels of responsibility, individual performance and value of each NEO to the Partnership. The Committee did not utilize any pre-established formula or specific performance-based criteria to measure an NEO’s achievement of annual objectives or contribution to the Partnership. Rather, the Committee’s assessment was based on the Partnership’s overall achievement of its strategic objectives, fundamental business developments, operational needs and general business and regulatory environments as each element evolved throughout 2010. The approach taken by the Committee in reviewing an NEO’s performance against these general priorities was intended to be flexible and was driven by relevant developments throughout the year. This allowed the Committee to account for the full industry and economic context of our actual performance as well as the fundamental organizational changes in management and entity re-structuring that occurred in 2010.

Specifically, when assessing the compensation decisions for our NEOs, the Committee determined that it was appropriate to consider the Partnership’s overall financial performance as well as the impact of the Divestment and the merger transaction with PVG. The Committee’s analysis focused on the strong leadership and the critical contributions made by each NEO in achieving growth and strong operating results for 2010 while simultaneously positioning the Partnership for long-term growth through strategic acquisitions and internal growth projects, by simplifying its capital structure through the merger, and by increasing the Partnership’s liquidity through credit facility adjustments. Specifically, when assessing the appropriate total compensation amounts to award to the NEOs for 2010-related performance, the Committee focused on the following accomplishments:

•

A 31.4% increase in unit price, which combined with cash distributions, produced a 40.1% total return for Partnership investors that held units from January 1 to December 31, as compared to a 12.8% gain in the S&P 500 Index and a 35.9% increase in the Alerian MLP Total Return Index.

•

Positioning the Partnership for long-term distribution growth through the merger of PVG into the Partnership, a simplification transaction that lowers the cost of capital by eliminating incentive distribution rights, which enhances the Partnership’s potential cash accretion from acquisitions and internal growth projects.

•

Effectively increasing the Partnership’s liquidity by renegotiating and expanding the Partnership’s revolving credit facility from $800 million to $850 million, with a potential to increase further borrowings to $1.05 billion, and extending the maturity date from two years to five years.

•

Successfully accessing the capital markets through a $300 million high yield debt offering the proceeds of which were used to repay borrowings under the Partnership’s revolving credit facility to strengthen its balance sheet and increase its liquidity to support future growth projects.

•

Increasing coal royalties revenues by 8% from 2009; expanding the Partnership’s portfolio of coal reserves by acquiring an additional 102 million tons of coal reserves and resources in Central Appalachia and 10 million tons of coal reserves in Northern Appalachia.

•

Implementing the geographical expansion of the Partnership’s midstream gathering business in the Marcellus Shale region, including the construction and operation of pipeline and gathering systems with capacity to handle over 900 million cubic feet of natural gas per day; increasing total system throughput volumes by 7% from 2009 levels.

•

Successfully completing a full transition of all finance, legal, accounting, treasury, technology and investor relations functions from Penn Virginia without disruption of on-going business operations.

2010 Executive Compensation

2010 Annual Bonus Opportunities. The annual bonus opportunity for Mr. Shea under his Employment Agreement was 100% of his annualized base salary, for Mr. Wallace under his Employment Agreement was 50% of his annualized base salary, and for Mr. Davis under his employment offer letter was 50% of his annualized base salary. The Committee does not benchmark targeted annual bonus opportunities for Mr. Page or Mr. Horton but their previous annual cash-related awards have historically fallen between the 50th and 75th percentiles of chief operating officers, or their functional equivalents, in the Partnership’s peer group and the Committee used this as a general guideline when assessing the appropriate compensation levels for 2010.

2010 Long-Term Compensation Opportunities. Expressed as a percent of annual base salary, the long-term award opportunity for Mr. Shea under his Employment Agreement was 175%, for Mr. Wallace under his Employment Agreement was 100%, and for Mr. Davis under his employment offer letter was 100%. The Committee does not benchmark targeted long-term award opportunities for Mr. Page or Mr. Horton but their previous long-term awards have historically fallen between the 50th and 75th percentiles of chief operating officers, or their functional equivalents, in the Partnership’s peer group and the Committee used this as a general guideline when assessing their appropriate compensation levels for 2010.

In addition to the award levels established under an executive officer’s employment arrangements, the Committee retains discretion to grant additional awards to recognize special individual and Partnership achievements for the year. After reviewing each NEO’s total compensation opportunity and based upon the considerations discussed above relating to the Partnership’s performance in 2010 and in recognition of the superior service displayed by each of our NEOs in a time of management transition, the Committee determined it was appropriate to increase each NEO’s annual cash bonus award by approximately 15%.

The total 2010-related compensation for our Named Executive Officers is as follows:

William H. Shea, Jr., CEO. In February 2011, the Committee awarded Mr. Shea a 2010-related cash bonus of $400,000 and a 2010-related long-term compensation award of phantom units with a grant date fair value of $700,000. Mr. Shea’s annualized 2010 base salary was $400,000.

Robert B. Wallace, Executive Vice President and CFO. In February 2011, the Committee awarded Mr. Wallace a 2010-related cash bonus of $144,375 and a 2010-related long-term compensation award of phantom units with a grant date fair value of $275,000. Mr. Wallace’s annualized 2010 base salary was $275,000. The amount of Mr. Wallace’s cash bonus reflected his targeted bonus opportunity and the additional cash award, pro-rated for his commencement of employment in 2010.

Keith D. Horton, Chief Operating Officer — Coal. In February 2011, the Committee awarded Mr. Horton a 2010-related cash bonus of $200,000 and a 2010-related long-term compensation award of phantom units with a grant date fair value of $440,000. In February 2010, in consultation with the Penn Virginia Committee, the Committee recommended, and the Penn Virginia Committee approved, Mr. Horton’s 2010 base salary of $280,000.

Ronald K. Page, Chief Operating Officer — Midstream. In February 2011, the Committee awarded Mr. Page a 2010-related cash bonus of $200,000 and a 2010-related long-term compensation award of phantom units with a grant date fair value of $440,000. In February 2010, in consultation with the Penn Virginia Committee, the Committee recommended, and the Penn Virginia Committee approved, Mr. Page’s 2010 base salary of $260,000.

Bruce D. Davis, Jr., Executive Vice President and General Counsel. In February 2011, the Committee awarded Mr. Davis a 2010-related cash bonus of $96,250 and a 2010-related long-term compensation award of phantom units with a grant date fair value of $275,000. Mr. Davis’ annualized 2010 base salary was $275,000. The amount of Mr. Davis’ cash bonus reflected his targeted bonus opportunity and the additional cash award, pro-rated for his commencement of employment in 2010.

Our Committee believes, and the BDO’s most recent review and interpretation of market data confirms, that the amounts of the 2010-related bonus and long-term incentive compensation awarded to each NEO, when combined with his base salary, comprise an industry-competitive compensation package and reflect each NEO’s contributions towards the significant transformative milestones the Partnership achieved in 2010.

Former Executive Officers. As previously discussed, Mr. Dearlove, our former CEO and Mr. Pici, our former CFO, each resigned in March 2010, in connection with Penn Virginia’s divestment of its limited partner interest in us. Our Committee made no assessment of, nor did it award any incentive compensation for, 2010-related performance to either Mr. Dearlove or Mr. Pici. Additional discussion of the 2010 salaries and 2010-related bonuses paid to the Shared Executives by Penn Virginia can be found in the Penn Virginia Proxy Statement filed on April 4, 2011 on Schedule 14A.

Employment and Severance Agreements

In March 2010, our General Partner entered into Employment Agreements with Mr. Shea, our CEO, and Mr. Wallace, our CFO. At that time, Penn Virginia was actively considering strategic business options for the Partnership, including the sale of its interests in us. Accordingly, it was important to recognize the uncertainties attendant in Penn Virginia’s possible divestment of us and also to establish a long-term commitment to and from Mr. Shea and Mr. Wallace to successfully position the Partnership for future growth. The term of each agreement was determined to be an appropriate amount of time to reflect that commitment, and was commensurate with each executive’s position.

Our Committee believes that our NEOs together with our other senior management and key employees, are a primary reason for our success and that it is important for us to protect them in the event that they lose their jobs under certain circumstances upon a change of control. We also believe that, by providing change of control protection, our NEOs will be able to evaluate every Partnership opportunity, including a change of control, that may likely result in the termination of their employment, without the distraction of personal considerations. For these reasons, our General Partner previously entered into change of control severance agreements with Mr. Page and Mr. Horton. Mr. Shea and Mr. Wallace’s Employment Agreements each contain substantially similar change in control provisions. These change in control severance benefits are not triggered unless employment is terminated or adversely changed in a significant manner. We believe that these arrangements are appropriate because they provide assurance to the NEO, but do not offer a windfall to the NEO when there has been no real change in employment status.

Employment Agreements

The terms of Mr. Shea and Mr. Wallace’s employment agreements (each an “Employment Agreement”) are described below:

Term. Each Employment Agreement has a three-year term, which, after 365 days, is automatically extended for consecutive one-day periods until terminated by notice from the General Partner. If such notice is given, the Employment Agreement will terminate two years after the date of such notice.

Compensation. Mr. Shea will be entitled to an annual base salary of $400,000, a target annual cash incentive bonus of 100% of his base salary and a target annual equity incentive of 175% of his base salary. Mr. Wallace will be entitled to an annual base salary of $275,000, a target annual cash incentive bonus of 50% of his base salary and a target annual equity incentive of 100% of his base salary.

Triggering Events. Each Employment Agreement provides change in control severance benefits to Messrs. Shea and Wallace upon the occurrence of two events (the “Triggering Events”). Specifically, if a change of control of PVG or PVG’s general partner occurred or a change of control of the General Partner, the Partnership or Penn Virginia (if Penn Virginia was an affiliate of the General Partner at the time of the change of control) occurs and, within two years after the date of such change of control, either (i) the executive’s employment is terminated without cause or (ii) the executive terminates his employment for good reason, then the executive will receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits. If the Triggering Events occur after March 8, 2011, (i) Mr. Shea will receive a lump sum cash payment of an amount equal to three times the sum of Mr. Shea’s annual base salary plus the highest cash bonus paid to him during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes” and (ii) all restricted and phantom PVG and Partnership units then held by Mr. Shea will immediately vest and all restrictions thereon will lapse and all unit options to purchase PVG or Partnership units then held by Mr. Shea will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms. The General Partner will also provide certain health and dental benefit-related payments to Mr. Shea as well as certain outplacement services. Under the terms of his Employment Agreement, if the Triggering Events had occurred during the period commencing on March 9, 2010 and ending on March 8, 2011, (i) Mr. Shea would have received $400,000 in cash and (ii) the initial unit grant of 30,634 phantom units of the Partnership would have immediately vested and all restrictions thereon would have lapsed.

If the Triggering Events occur after March 23, 2011, (i) Mr. Wallace will receive a lump sum, in cash, of an amount equal to three times the sum of Mr. Wallace’s annual base salary plus the highest cash bonus paid to him during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes” and (ii) all restricted and phantom PVG and Partnership units then held by Mr. Wallace will immediately vest and all restrictions thereon will lapse and all unit options to purchase PVG or Partnership units then held by Mr. Wallace will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms. The General Partner will also provide certain health and dental benefit-related payments to Mr. Wallace as well as certain outplacement services. Under the terms of his Employment Agreement, if the Triggering Events had occurred during the period commencing on May 23, 2010 and ending on March 23, 2011, (i) Mr. Wallace would have received $275,000 in cash and (ii) the initial unit grant of 11,156 phantom units of the Partnership would have immediately vested and all restrictions thereon would have lapsed.

Excise Taxes. If the General Partner’s independent registered public accountants determine that any payments to be made or benefits to be provided to the executive under the Employment Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him from being subject to such excise tax.

Restrictive Covenants and Releases. Each Employment Agreement prohibits Mr. Shea and Mr. Wallace from (a) disclosing, either during or after his term of employment, confidential information regarding our General Partner or its affiliates and (b) until two years after his employment has ended, soliciting or diverting business from our General Partner or its affiliates. Each Employment Agreement also requires that, upon payment of the severance benefits to the executive, the executive and our General Partner release each other from all claims relating to the executive’s employment or the termination of such employment.

For additional information, see “Compensation of Directors and Executive Officers—Potential Payments Upon Termination or Change in Control—Change in Control.”

Executive Change of Control Severance Agreements

In October 2008, our General Partner entered into an Amended and Restated Executive Change of Control Severance Agreement with each of Messrs. Horton and Page (each a “Severance Agreement”), containing the terms and conditions described below.

Term. Each Severance Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from our General Partner. If such notice is given, the Severance Agreement will terminate two years after the date of such notice.

Triggering Events. Each Severance Agreement provides severance benefits to the executive upon the occurrence of two events (the “GP Dual Triggering Events”). Specifically, if a change of control occurs and, within two years after the date of such change of control, either (i) the executive’s employment is terminated without cause or (ii) the executive terminates his employment for good reason, then the executive will receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits. Upon the occurrence of the GP Dual Triggering Events, the executive may elect to receive a lump sum, in cash, of an amount equal to three times the sum of his annual base salary plus the highest cash bonus paid to him during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase shares of Penn Virginia common stock then held by the executive will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted stock and restricted stock units of Penn Virginia and all restricted units and phantom units of the Partnership and PVG then held by the executive will immediately vest and all restrictions will lapse. Our General Partner will also provide certain health and dental benefit-related payments to the executive as well as certain outplacement services.

Excise Taxes. If the independent registered public accounting firm of our General Partner determines that any payments to be made or benefits to be provided to the Executive under his General Partner Severance Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him from being subject to such excise tax.

Restrictive Covenants and Releases. Each Severance Agreement prohibits the executive from (a) disclosing, either during or after his term of employment, confidential information regarding our General Partner or its affiliates and (b) until two years after his employment has ended, soliciting or diverting business from our General Partner or its affiliates. Each Severance Agreement also requires that, upon payment of the severance benefits to the executive, the executive and our General Partner release each other from all claims relating to the executive’s employment or the termination of such employment.

For additional information, see “Compensation of Directors and Executive Officers—Potential Payments Upon Termination or Change in Control—Change in Control.”

Long-Term Incentive Plan

Our General Partner has adopted the Penn Virginia Resource GP, LLC Fifth Amended and Restated Long-Term Incentive Plan, or our LTIP. Our LTIP permits the grant of awards covering an aggregate of 3,000,000 common units to employees and directors of our General Partner and employees of its affiliates who perform services for us. Awards under our LTIP can be in the form of common units, restricted units, unit options, phantom units and deferred common units. Our LTIP is administered by our Committee.

Phantom Units. Our LTIP permits the grant of phantom units to employees and directors. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit, or in the discretion of our Committee, the cash equivalent of the value of a common unit. Our Committee will determine the time period over which phantom units granted to employees and directors will vest. In addition, all phantom units will vest upon a change of control. If a director’s membership on the Board terminates for any reason, or an employee’s employment with our General Partner and its affiliates terminates for any reason other than retirement after reaching age 62 and completing 10 years of consecutive service, the grantee’s phantom units will be automatically forfeited unless, and to the extent, our Committee provides otherwise. Common units delivered upon the vesting of phantom units may be common units acquired by our General Partner in the open market, common units already owned by our General Partner, common units acquired by our General Partner directly from us or any other person, or any combination of the foregoing. Our General Partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. Our Committee, in its discretion, may grant tandem distribution equivalent rights with respect to phantom units.

Restricted Units. Our LTIP permits the grant of restricted units to employees and directors. Restricted units vest upon terms established by our Committee. In addition, all restricted units will vest upon a change of control. If a director’s membership on the Board terminates for any reason, or an employee’s employment with our General Partner and its affiliates terminates for any reason other than retirement after reaching age 62 and completing 10 years of consecutive service, the grantee’s unvested restricted units will be automatically forfeited unless, and to the extent, that our Committee provides otherwise. Distributions payable with respect to restricted units may, in our Committee’s discretion, be paid directly to the grantee or held by our General Partner and made subject to a risk of forfeiture during the applicable restriction period.

Deferred Common Units. Our LTIP permits the grant of deferred common units to directors. Each deferred common unit represents one common unit, which vests immediately upon issuance and is available to the holder upon termination or retirement from the Board. Common units delivered in connection with deferred common units may be common units acquired by our General Partner in the open market, common units already owned by our General Partner, common units acquired by our General Partner directly from us or any other person, or any combination of the foregoing. Our General Partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. Deferred common units awarded to directors receive additional deferred common units equal in value to all cash or other distributions paid by us on account of our common units.

Unit Options. Our LTIP permits the grant of options covering common units to employees and directors. No grants of unit options have been made under our LTIP. Unit options will have an exercise price that is determined by our Committee, but may not be less than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by our Committee. In addition, all unit options will become exercisable upon a change of control. If a director’s membership on the Board terminates for any reason, or an employee’s employment with our General Partner and its affiliates terminates for any reason other than retirement after reaching age 62 and completing 10 years of consecutive service, the grantee’s unit options will be automatically forfeited unless, and to the extent, that our Committee provides otherwise. Upon exercise of a unit option, our General Partner will acquire common units in the open market or directly from us or any other person or use common units already owned by our General Partner, or any combination of the foregoing. Our General Partner will be entitled to reimbursement by us for the difference between the cost incurred by our

General Partner in acquiring these common units and the proceeds received by our General Partner from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by us.

Common Units. Our LTIP also permits the grant of common units to employees and directors.

Amendment and Termination. Our Board in its discretion may terminate or amend our LTIP at any time with respect to any units for which a grant has not yet been made. Our Board also has the right to alter or amend our LTIP or any part of the plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

A discussion of the LTIP awards granted to our NEOs in 2010 is included in “Compensation of Directors and Executive Officers—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Awards.”

Other Benefits

Benefits Plans. Our NEOs are generally eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and supplemental insurance, and our 401(k) Plan, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our NEOs.

Supplemental Employee Retirement Plan. The Penn Virginia Corporation Supplemental Employee Retirement Plan, or the SERP, is a non-qualified plan that allows all of Penn Virginia’s and its affiliates’ employees, including employees of our General Partner, whose salaries exceed a specified threshold to defer receipt of a portion of their annual compensation. Upon the completion of the disposition of Penn Virginia’s interests in PVG on June 7, 2010, we ceased to be an affiliate of Penn Virginia, as such, our Named Executive Officers no longer participate in the SERP. See also “Compensation of Directors and Executive Officers—Nonqualified Deferred Compensation and Other Nonqualified Deferred Compensation Plans.”

Perquisites and Other Elements of Compensation. In 2010, certain NEOs also received a limited number of personal benefits, or “perquisites.” The dollar amount of the perquisites received by our NEOs is included in the Summary Compensation Table in the section “Compensation of Directors and Executive Officers—Summary Compensation Table” under “All Other Compensation.”

Risk Assessment Related to our Compensation Structure.

We believe our compensation plans and programs for our NEOs, as well as our other employees, are appropriately structured and are not reasonably likely to result in material risk to the Partnership. We believe our compensation plans and programs are structured in a manner that does not promote excessive risk-taking that could harm our value or reward poor judgment. We also believe we have allocated our compensation among base salary and short and long-term compensation in a way that does not encourage excessive risk-taking. We generally do not adjust base annual salaries for the Named Executive Officers and other employees significantly from year to year, and therefore the annual base salary of our employees is not generally impacted by our overall financial performance or the financial performance of an operating segment. We generally determine whether, and to what extent, our Named Executive Officers and our other employees receive a cash bonus based on our achievement of performance objectives. We use phantom units rather than unit options for equity awards because phantom units retain value even in a depressed market so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over three years for our long-term incentive awards ensures that our employees’ interests align with those of our unitholders for the long-term performance of the Partnership.

Executive Unit Ownership Guidelines

We require our CEO and other executive officers to own Partnership common units at an aggregate amount equal to five times base salary, in the case of our CEO, and three times base salary, in the case of the other Named Executive Officers. We believe that a significant ownership stake by executive officers is an important means of tying the financial risks and rewards for our executive to our total unitholder return and better aligning the interests of the executives with those of our unitholders. Named Executive Officers are required to achieve the applicable equity ownership requirements within five years of becoming subject to the guidelines. As of April 15, 2011, Messrs. Shea, Horton, Page and Davis met their ownership guidelines.

Tax Implications of Executive Compensation

Because we are a limited partnership, Section 162(m) of the Internal Revenue Code does not apply to compensation paid to our executive officers and, accordingly, our Committee did not consider its impact in determining compensation levels in 2010.

Policy Regarding Special Trading Procedures

Our Policy Regarding Special Trading Procedures states that the directors, executive officers and employees of our General Partner or its affiliates are prohibited from entering into short sales, or exercising any puts, calls or similar derivative security instruments pertaining to our common units.

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Partnership’s Proxy Statement and its Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation and Benefits Committee

James L. Gardner (Chairman)

Edward B. Cloues, II

Thomas W. Hofmann

James R. Montague

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows the compensation information for each of our NEOs for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2010, 2009 and 2008 (or such shorter period of time during which such individual served as an NEO).

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)

William H. Shea, Jr. Chief Executive Officer	2010	323,077	400,000	699,987	24,385	1,447,449

Robert B. Wallace Executive Vice President and Chief Financial Officer	2010	210,480	144,375	274,995	16,569	646,419

Keith D. Horton Co-President and Chief Operating Officer — Coal	2010 2009 2008	280,000 280,000 280,000	200,000 161,000 160,000	419,994 419,998 399,990	35,692 37,750 35,415	935,686 898,748 875,405

Ronald K. Page Co-President and Chief Operating Officer — Midstream	2010 2009 2008	260,000 260,000 260,000	200,000 160,000 160,000	440,001 440,003 399,990	34,800 37,750 35,200	934,801 897,753 855,340

Bruce D. Davis, Jr. Executive Vice President, General Counsel and Secretary	2010	137,500	96,250	512,250	15,277	761,277

A. James Dearlove Former Chief Executive Officer	2010 2009 2008	37,500 135,000 180,000	— 150,000 198,000	451,503 800,000 759,992	— 11,925 15,152	489,003 1,096,925 1,153,144

Frank A. Pici Former Vice President and Chief Financial Officer	2010 2009 2008	23,000 63,250 90,750	— 50,600 69,300	150,793 181,499 223,999	— 9,143 12,060	173,793 304,492 396,109

(1)	Messrs. Shea, Wallace and Davis began their employment with our General Partner during 2010, and this table represents the respective pro-rated portion of their annual salaries earned in 2010. Messrs. Dearlove and Pici ended their employment with our General Partner in 2010, and this table reflects the portion of their salaries earned for their partial year of service.
(2)	Represents discretionary bonuses approved by the Compensation Committee in February 2011 and paid in March 2011 with respect to amounts earned for performance in 2010. Messrs. Dearlove and Pici did not receive any discretionary bonus for 2010-based performance as each resigned from their respective position in March 2010.
(3)	Represents the aggregate grant date fair value of restricted units and phantom units granted by our Committee to our NEOs in consideration for services rendered to us. The phantom units awards granted to Messrs. Shea, Wallace and Davis in 2010 were made in connection with each such executive’s commencement of employment. The phantom unit awards granted to Messrs. Dearlove, Pici, Horton and Page in 2010 were made in connection with their 2009-related service awards. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common units on the dates of grant. See Note 15 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010.
(4)	Reflects amounts paid or reimbursed by us for (i) automobile allowances, (ii) executive health exams and gym memberships (2009 and 2008 only) and (ii) matching contributions to our NEOs’ 401(k) Plan accounts. In 2010, the automobile allowances for each NEO paid or reimbursed by us was: Messrs. Horton and Page — $20,400; Mr. Shea — $17,000; Mr. Wallace — $15,300; and Mr. Davis — $10,200. In 2010, we contributed the following amounts to each NEOs 401(k) Plan account: Mr. Horton — $15,292; Mr. Page — $14,400; Mr. Shea — $7,385; Mr. Wallace — $1,269; and Mr. Davis — $5,077.

The cash components of our executive compensation consist of a base salary and the opportunity to earn an annual cash bonus. The equity components of our executive compensation program consist of the opportunity to earn awards of phantom units or restricted units. See “Compensation Discussion and Analysis —Elements of Compensation.” The amounts of salary and bonus reflected in the Summary Compensation Table do not include any amounts paid by Penn Virginia to the Shared Executives (Messrs. Dearlove and Pici) in consideration for services they rendered to Penn Virginia. The values of the stock awards reflected in the Summary Compensation Table include only the values of the restricted unit or phantom unit awards granted by our Committee. The specific portions of salary and bonus paid, or reimbursed to Penn Virginia, by us depends on the portion of professional time devoted to us by each Shared Executive. The following table shows the portion of professional time devoted to us by each Shared Executive in 2010, 2009 and 2008 and the portion of such Shared Executive’s salary and bonus we reimbursed Penn Virginia with respect to each year, or portion thereof:

	Partnership Portion
Shared Executives	2010	2009	2008
A. James Dearlove	7.5%	30.0%	40.0%
Frank A. Pici	7.7%	23.0%	33.0%

Each of the other NEOs devoted all of his professional time to us in 2010, 2009 and 2008 (or, for Messrs. Shea, Wallace and Davis, the period from when they began their employment), and we paid all of their 2010, 2009 and 2008 salaries and 2010-related, 2009-related and 2008-related bonuses, as applicable. For a discussion of the 2010 salaries and 2010-related bonuses paid to the Shared Executives by Penn Virginia, see the Penn Virginia Proxy Statement filed on April 4, 2011 on Schedule 14A.

Grants of Plan-Based Awards

The following table sets forth the grant date and number of phantom units granted to our NEOs in 2010. The phantom unit awards granted to Messrs. Dearlove, Pici, Horton and Page in February 2010 were their 2009-based service awards granted with respect to services rendered to us in 2009. The phantom unit awards granted to Messrs. Shea, Wallace and Davis in March 2010 and June 2010, were grants made in connection with each executive’s commencement of employment with us. All phantom unit award grants relating to 2010-based performance occurred in February 2011 and will be reported in next year’s Grants of Plan-Based Awards Table.

2010 Grants of Plan-Based Awards

Name	Compensation Committee Approval Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
William H. Shea, Jr.	March 8, 2010	March 8, 2010	30,634	699,987
Robert B. Wallace	March 23, 2010	March 23, 2010	11,156	274,995
Keith D. Horton	February 18, 2010	February 24, 2010	18,221	419,994
Ronald K. Page	February 18, 2010	February 24, 2010	19,089	440,001
Bruce D. Davis, Jr.	June 6, 2010	June 29, 2010	25,000	512,250
A. James Dearlove	February 18, 2010	February 24, 2010	19,588	451,503
Frank A. Pici	February 19, 2010	February 24, 2010	6,542	150,793

(1)	The grant date fair value of unit awards was calculated as the NYSE closing price of our common units on the date of grant, computed in accordance with FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

A discussion of 2010 salaries, bonuses and equity-linked awards reported in the Summary Compensation Table is included above in “Compensation Discussion and Analysis.” A further discussion of the equity awards granted in 2010 and reported in the Grants of Plan-Based Awards Table is set forth below.

Equity Awards

In 2010, we granted phantom units to our NEOs under the LTIP. Phantom units are rights to receive one common unit upon the satisfaction of the applicable vesting period. The vesting periods for phantom units are determined by our Committee and specified in the applicable award agreement. All phantom units granted to our NEOs in 2010 vest over a three-year period, with one-third of each award vesting on the first, second and third anniversaries of the grant date unless: (i) the grantee’s employment terminates for any reason other than death or disability, in which event any unvested phantom units are forfeited unless otherwise determined by our Committee, (ii) the grantee’s employment terminates due to death or disability, or there occurs a change of control, in which events all restrictions lapse, (iii) or the grantee becomes retirement eligible, which is defined as reaching age 62 and completing 10 years of consecutive service with our General Partner or its affiliate. All phantom units granted to our NEOs provide that payments on such phantom units will be made in common units (or, at the request of the phantom unitholder and upon the approval of our Committee, in an amount of cash equal to the fair market value of our common units) at the time of vesting, subject to any applicable provisions of Section 409A and 162(m) of the Internal Revenue Code, unless vesting is accelerated solely on account of becoming retirement eligible, in which event payments will be made when such phantom units would have originally vested, even if that is after actual retirement. Our Committee has granted DERs in tandem with all phantom unit awards granted to our NEOs.

Penn Virginia’s Divestment was considered a change in control event under the LTIP and all outstanding unvested restricted units and phantom units granted by the Committee, including awards held by the NEOs (other than Messrs. Shea, Wallace and Davis) vested and were paid out on June 7, 2010. The Penn Virginia Divestment did not trigger an acceleration of the March 2010 phantom unit awards granted to Messrs. Shea and Wallace, which were governed by the terms of their respective Employment Agreements and initial unit award agreements. Mr. Davis’ phantom units were granted subsequent to the Divestment.

During 2010, we paid quarterly distributions of $0.47 on each restricted unit and phantom unit. The distributions were paid at the same times and in the same amounts as distributions paid to the other holders of our common units and were taken into consideration when determining the values of the 2010 phantom units reported in the Summary Compensation Table and in the Grants of Plan-Based Awards Table.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding unvested and outstanding equity awards held by each of our NEOs at December 31, 2010. All phantom unit awards and other equity awards granted to our NEOs under the LTIP on and before February 24, 2010 vested and were paid in full on June 7, 2010 in connection with Penn Virginia’s Divestment.

Outstanding Equity Awards as of December 31, 2010

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
William H. Shea, Jr. (2)	30,634	867,555
Robert B. Wallace (3)	11,156	315,938
Keith D. Horton	—	—
Ronald K. Page	—	—
Bruce D. Davis, Jr. (4)	25,000	708,000
A. James Dearlove	—	—
Frank A. Pici	—	—

(1)	The market value of the non-vested phantom units is based on the NYSE closing price of our common units on December 31, 2010 of $28.32.
(2)

Of these phantom units, 10,211 vested on March 8, 2011, 10,211 will vest on March 8, 2012 and 10,212 will vest on March 8, 2013. The treatment of these awards upon a change of control or termination of employment is described above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Awards” and below under “—Potential Payments Upon Termination or Change in Control.”

(3)	Of these phantom units, 3,719 vested on March 23, 2011, 3,719 will vest on March 23, 2012 and 3,718 will vest on March 23, 2013. The treatment of these awards upon a change of control or termination of employment is described above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Awards” and below under “—Potential Payments Upon Termination or Change in Control.”
(4)	Of these phantom units, 8,334 will vest on June 29, 2011, 8,333 will vest on June 29, 2012 and 8,333 will vest on June 29, 2013. The treatment of these awards upon a change of control or termination of employment is described above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Awards” and below under “—Potential Payments Upon Termination or Change in Control.”

Option Exercises and Units Vested in 2010

The following table summarizes the number of common units acquired, and the values realized, by our NEOs upon the vesting of restricted units and phantom units during 2010.

2010 Units Vested

	Unit Awards
Name	Number of Units Acquired on Vesting(#)		Value Realized on Vesting($)(1)
William H. Shea, Jr.	—		—
Robert B. Wallace	—		—
Keith D. Horton	68,278	(2)	1,414,992
Ronald K. Page	70,252	(3)	1,453,689
Bruce D. Davis, Jr.	—		—
A. James Dearlove	19,588	(4)	451,503
Frank A. Pici	29,260	(5)	608,225

(1)	The values realized on vesting of the restricted units and phantom units are based on market price (i.e., the closing price reported by the NYSE) at the date of vesting.
(2)	Represents common units acquired by Mr. Horton upon the vesting of 13,819 restricted units and 54,459 phantom units:

Vesting Date	Units (#)	Market Price ($)	Market Value ($)
February 22, 2010	4,955	23.10	114,461
February 25, 2010	12,080	23.27	281,102
February 27, 2010	3,910	23.09	90,282
June 7, 2010	47,333	19.63	929,147

(3)	Represents common units acquired by Mr. Page upon the vesting of 13,199 restricted units and 57,053 phantom units.

Vesting Date	Units (#)	Market Price ($)	Market Value ($)
February 22, 2010	4,955	23.10	114,461
February 25, 2010	12,655	23.27	294,482
February 27, 2010	3,290	23.09	75,966
June 7, 2010	49,352	19.63	968,780

(4)	Represents common units acquired by Mr. Dearlove upon the vesting of phantom units. Because Mr. Dearlove was retirement eligible under the General Partner’s Long-Term Incentive Plan (“LTIP”) at the time 2010 awards were made, the phantom units granted vested immediately upon their grant on February 24, 2010, at which time the market price of the Partnership’s common units was $23.05. Payments with respect to such phantom units were made on June 7, 2010.

(5)	Represents common units acquired by Mr. Pici upon the vesting of 7,058 restricted units and 22,202 phantom units.

Vesting Date	Units (#)	Market Price ($)	Market Value ($)
February 22, 2010	2,775	23.10	64,103
February 25, 2010	5,220	23.27	121,469
February 27, 2010	1,509	23.09	34,843
June 7, 2010	19,756	19.63	387,810

Nonqualified Deferred Compensation and Other Nonqualified Deferred Compensation Plans

The following table sets forth certain information regarding compensation paid by both our General Partner and Penn Virginia and deferred by our NEOs under Penn Virginia’s SERP:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
William H. Shea, Jr.	—	—	—	—	—
Robert B. Wallace	—	—	—	—	—
Keith D. Horton	—	—	1,233	6,220	11,326
Ronald K. Page	—	—	(12,853)	7,196	102,673
Bruce D. Davis, Jr.	—	—	—	—	—
A. James Dearlove	—	—	9,858	2,480	849,711
Frank A. Pici	—	—	(159,289)	—	1,400,052

(1)	Except with respect to aggregate contributions by Penn Virginia of $21,910 on behalf of Mr. Pici in 2001 and 2002, these amounts reflect only salaries and bonuses paid to and deferred by our NEOs and earnings and/or losses on those salaries and bonuses. All such salary and bonus amounts were previously reported by us or Penn Virginia as compensation to our NEOs in the Summary Compensation Tables included in our Annual Reports on Form 10-K and Penn Virginia’s Proxy Statements. Salary and bonus amounts previously reported in the Summary Compensation Tables and deferred under the SERP for each NEO are as follows: for Mr. Page $1,500 in 2008 and $32,000 in 2009; for Mr. Dearlove, $275,000 in 2008 and $247,500 in 2009; and for Mr. Pici, $110,000 in 2008. Mr. Horton did not defer any portion of his salary or bonus to the SERP in either 2008 or 2009.
(2)	The outstanding amounts held in the accounts of Messrs. Horton and Page were distributed to each executive in February 2011 and outstanding amounts held in Mr. Pici’s account will be distributed to him in July 2011.

Supplemental Employee Retirement Plan. The Penn Virginia Corporation SERP, allows all of Penn Virginia’s and its affiliates’ employees, including employees of our General Partner, whose salaries exceeded $150,000 in 2010 to defer receipt of up to 100% of their salary, net of their salary deferrals under Penn Virginia’s 401(k) Plan, and up to 100% of their annual cash bonuses. The amounts reported in the Nonqualified Deferred Compensation Table above include not only contributions and earnings thereon related to deferred salaries and bonuses paid for services rendered to us, but also contributions and earnings thereon related to deferred salaries and bonuses paid for services rendered to Penn Virginia. All deferrals under the SERP are credited to an account maintained by Penn Virginia and are invested by Penn Virginia, at the employee’s election, in Penn Virginia’s common stock or in certain mutual funds made available by Penn Virginia and selected by the employee. The NEOs did not have any above-market earnings or preferential payments on earnings under the SERP. All SERP participants are fully vested at all times in all amounts credited to their accounts that consist of their previously earned salary or bonus. Amounts held in a participant’s account will be distributed to the participant on the earlier of the date on which such participant’s employment terminates or there occurs a change of control of Penn Virginia. Neither we nor Penn Virginia are required to make any contributions to the SERP. Since Penn Virginia established the SERP in 1996, it has contributed an aggregate of $43,816 in 2001 and 2002 to the SERP in connection with offers of employment to Mr. Pici and another executive of Penn Virginia, but has made no other contributions to the SERP.

Penn Virginia has established a rabbi trust to fund the benefits payable under the SERP. Other than the $43,816 of Penn Virginia contributions described above, the assets of the rabbi trust consist of the cash amounts of salary and bonus already earned and deferred by our NEOs and other employees under the SERP and the securities in which those amounts have been invested. Assets held in the rabbi trust are designated for the payment of benefits under the SERP and are not available for Penn Virginia’s general use. However, the assets held in the rabbi trust are subject to the claims of Penn Virginia’s general creditors, and SERP participants may not be paid in the event of Penn Virginia’s insolvency.

Upon the completion of the Divestment on June, 7, 2010 the employment relationship between Messrs. Horton and Page and Penn Virginia (the SERP sponsor) was terminated, thereby triggering distribution of their SERP amounts. While Mr. Pici’s employment with Penn Virginia continued after the Divestment, it ended independently on December 31, 2010, separately triggering distribution of Mr. Pici’s SERP amounts. As such, the SERP balances for Messrs. Horton, Page and Pici have been or will be distributed to them in accordance with IRS Section 409A guidelines following the executives’ “separation from service” with Penn Virginia. Under the Section 409A regulations a small portion of the SERP amounts can be distributed to the executives upon their termination of employment but the remainder cannot be distributed until six months after their termination. Mr. Dearlove was still employed by Penn Virginia as of December 31, 2010; therefore, his SERP amounts will not be distributed to him until his employment is terminated or a change of control occurs, in accordance with the SERP.

Potential Payments Upon Termination or Change in Control

As noted above within our “Compensation Discussion and Analysis,” our Committee believes that our Named Executive Officers are critical to our success and that it is important for us to protect them in the event that they lose their jobs under certain circumstances upon a change of control. We also believe that, by providing change of control protection, our executive officers will be able to evaluate every Partnership opportunity, including a change of control, that may likely result in the termination of their employment, without the distraction of personal considerations. For these reasons, our General Partner has entered into change of control severance agreements with Mr. Page and Mr. Horton, and employment agreements containing change in control provisions are maintained with Mr. Shea and Mr. Wallace. These change in control severance benefits are not triggered unless employment is terminated or adversely changed in a significant manner after such change in control.

The tables below reflect the compensation and benefits, if any, due to each of our NEOs under various scenarios involving a termination of employment. These amounts are estimates of the amounts that would be paid to the NEOs and the actual amounts paid can only be determined at the time of a Named Executive Officer’s termination of employment. Messrs. Dearlove and Pici are not included in the tables because they resigned effective March 8, 2010 and March 23, 2010, respectively, and would not be entitled to any compensation or benefits upon a termination or change in control as of December 31, 2010. Neither Mr. Dearlove nor Mr. Pici was entitled to receive any compensation or benefits from us as a result of their respective resignations in March 2010. The various estimates are based on the following assumptions:

•

The applicable provisions in the employment and severance agreements governing the NEOs’ benefits and payment which are summarized in the “Employment Agreements” and “Executive Change of Control Severance Agreements” sections within the “Compensation Discussion and Analysis” section above, with the exception of the definitions of certain terms provided below;

•

The acceleration provisions applicable to equity awards are discussed in the “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” section following the “2010 Grants of Plan-Based Awards” table above;

•	The triggering event occurred on December 31, 2010;

•	The price per Partnership unit is the price at the close on December 31, 2010 ($28.32);

•

Health and welfare benefits are included, where applicable, at the estimated value of the continuation of these benefits using the assumptions that are used for GAAP financial purposes as of December 31, 2010; and

•	Each NEO has exhausted all available vacation benefits as of December 31, 2010.

Change in Control

The following table presents our reasonable estimate of the benefits payable to the NEOs after a change in control. The payments for Messrs. Shea, Wallace, Horton and Page reflect the estimated total value of payments under the terms of their respective Employment Agreements or Severance Agreements assuming that both the (i) change in control event and (ii) a related qualifying termination of employment by us without “cause” or by the executive for “good reason” has occurred. Additionally, all awards granted under our LTIP vest in the event of a change in control, and do not require a related qualifying termination. The value of Mr. Davis’ benefit reflects the accelerated vesting of his outstanding phantom unit award assuming a change in control without a related qualifying termination.

Name	Salary and Bonus ($)	Employee Benefits(1) ($)	Value of Unit Award Acceleration ($)	Total Value ($)
William H. Shea, Jr.	400,000	—	867,555	1,267,555
Robert B. Wallace	275,000	—	315,938	590,938
Keith D. Horton	1,323,000	146,669	—	1,469,669
Ronald K. Page	1,260,000	132,389	—	1,392,389
Bruce D. Davis, Jr.	—	—	708,000	708,000

(1)	The amounts in the “Employee Benefits” are a combination of health and outplacement services. The health benefit is equal to three times the product of (a) the total medical and dental insurance premiums paid or payable by our General Partner with respect to the individual and any eligible dependent during the month of the named executive officer’s termination of employment, by (b) 12. The outplacement services reflect the full potential 24 months of services that would be provided to the NEOs upon their termination of employment, although if the individual begins full-time employment with an unrelated employer these services would cease, and the amounts here may reflect a greater value than the executive would actually receive.

Under Messrs. Shea and Wallace’s Employment Agreements, a “change in control” is generally defined as the occurrence of any one or more of the following events: (1) the sale or disposition of all or substantially all of our, our General Partner, PVG or PVG’s general partner’s assets; (2) subject to a waiver period, any person or group other than Penn Virginia or its affiliates becoming the “beneficial owner” directly or indirectly, of (A) equity securities of the PVG General Partner or our General Partner representing more than 50% of the combined voting power of the PVG General Partner or the General Partner or (B) equity securities of us or PVG representing more than 75% of the combined voting power of us or PVG; (3) our unitholders or PVG’s unitholders approve a merger or consolidation of us or PVG with any other entity, unless such a transaction would result in the voting securities of us or PVG that were outstanding prior to the transaction continuing to represent at least 75% of the combined voting power of the voting securities of the surviving entity following the transaction; or (4) a Penn Virginia change in control, if our General Partner is an affiliate of Penn Virginia at the time.

Under Messrs. Horton and Page’s Severance Agreements and the LTIP, a “change in control” is generally defined as the occurrence of any one or more of the following events: (1) the sale or disposition of all or substantially all of our or our General Partner’s assets to any person other than an affiliate; (2) any merger, consolidation or other transaction resulting less than 50% of the combined voting power of the General Partner ceasing to be owned by Penn Virginia; (3) our General Partner ceases to be an affiliate of Penn Virginia; or (4) a Penn Virginia change in control.

The term “cause” is generally defined within the Employment Agreements of Messrs. Shea and Wallace, and in the Severance Agreements of Messrs. Page and Horton, as the executive’s willful and continued failure to perform his duties (other than failures resulting from a disability), a felony conviction, gross misconduct, or a significant act of dishonesty regarding the General Partner or one its affiliates.

The term “good reason” is generally defined within the Employment Agreements of Messrs. Shea and Wallace, and in the Severance Agreements of Messrs. Page and Horton as a termination by the executive of his employment after a change in control due to a reduction in authority, duties, title, status or responsibility, a material breach of the agreement by the General Partner, the General Partner’s failure to obtain an agreement from its successor to assume his agreement, or the General Partner’s relocation by more than 100 miles of the office that the executive was working at the time of the change in control or the General Partner’s requirement that the executive be based in a new office more than 50 miles away from the original office location.

Termination Without Cause (Other than following a Change in Control)

The following table presents our reasonable estimate of the benefits payable to the Named Executive Officers in the event of a termination without cause. The payments for Messrs. Shea and Wallace represent an estimate of benefits payable under their respective Employment Agreements. The payments for Mr. Davis reflect the accelerated vesting of his outstanding phantom unit award pursuant to the terms of his phantom unit award agreement.

Name	Salary and Bonus ($)	Employee Benefits ($)	Value of Unit Award Acceleration ($)	Total Value ($)
William H. Shea, Jr.	1,669,231	—	1,400,000	3,069,231
Robert B. Wallace	883,173	—	550,000	1,433,173
Keith D. Horton	—	—	—	—
Ronald K. Page	—	—	—	—
Bruce D. Davis, Jr.	—	—	708,000	708,000

Termination Due to Death or Disability

The following table presents our reasonable estimate of the benefits payable to the Named Executive Officers (or their estates) in the event of a termination due to death or disability. The payments for Messrs. Shea, Wallace and Davis reflect the accelerated vesting of outstanding phantom unit awards pursuant to the terms of each executive’s phantom unit award agreement.

Name	Salary and Bonus ($)	Employee Benefits ($)	Value of Unit Award Acceleration ($)	Total Value ($)
William H. Shea, Jr.	—	—	867,555	867,555
Robert B. Wallace	—	—	315,938	315,938
Keith D. Horton	—	—	—	—
Ronald K. Page	—	—	—	—
Bruce D. Davis, Jr.	—	—	708,000	708,000

Compensation of Directors

Retainers and Fees. Officers or employees of our General Partner or its affiliates who also serve as directors do not receive additional compensation for their service as a director of our General Partner. Each non-employee director of our General Partner receives an annual retainer of $110,000, consisting of $20,000 of cash and $90,000 worth of deferred common units. The actual number of deferred common units awarded in any given year is based upon the NYSE closing price of our common units on the dates on which such awards are granted. Each deferred common unit represents one common unit representing a limited partner interest in us, which vests immediately upon issuance and is available to the holder upon termination or retirement from the board of directors of our General Partner. Directors are restricted from selling such common units until six months after such termination or retirement. The Chairman of the Audit Committee of the Board receives an annual cash retainer of $15,000, and each other Audit Committee member receives an annual cash retainer of $10,000. The Chairmen of all other committees of the Board receive annual cash retainers of $2,500. All annual retainers are payable on a quarterly basis. In addition to annual retainers, each non-employee director receives $1,000 cash for each Board and committee meeting he or she attends. Directors appointed during a year, or who cease to be directors during a year, receive a pro rata portion of cash and deferred common units. Directors may elect to receive any cash payments in common units or deferred common units, and may elect to defer the receipt of any cash or common units they receive under our General Partner’s Amended and Restated Non-Employee Directors Deferred Compensation Plan.

Our General Partner does not have any unit ownership requirement for its directors. The aggregate number of deferred common units outstanding for each director at December 31, 2010 are set forth in the table below. The directors did not have any outstanding option awards at December 31, 2010.

Name	Aggregate Deferred Unit Awards
Edward B. Cloues, II	30,976
James L. Gardner	25,549
Thomas W. Hofmann	7,913
James R. Montague	32,976
Marsha R. Perelman	29,168

Non-Employee Directors’ Deferred Compensation Plan. Our General Partner has adopted the Penn Virginia Resource GP, LLC Amended and Restated Non-Employee Directors Deferred Compensation Plan. This plan permits the non-employee directors of our General Partner to defer the receipt of any or all cash, common units and restricted units they receive as compensation. All deferrals, and any distributions with respect to deferred common units or deferred restricted units, are credited to a deferred compensation account, the cash portion of which is credited quarterly with interest calculated at the prime rate. Non-employee directors of our General Partner are fully vested at all times in any cash or deferred common units credited to their deferred compensation accounts. Any restricted unit awards credited to a deferred compensation account are subject to the same vesting and forfeiture restrictions that apply to the underlying award. Amounts held in a non-employee director’s deferred compensation account will be distributed to the director on the January 1st following the earlier to occur of the director reaching age 70 or the resignation or removal of the director from the Board. Upon the death of a non-employee director, all vested amounts held in the deferred compensation account of the non-employee director will be distributed to the director’s estate.

Business Expenses. Each non-employee director is reimbursed for his or her out-of-pocket expenses in connection with attending meetings of the Board or its committees.

Indemnification. We indemnify each director for actions associated with being a director to the extent permitted under Delaware law.

The following table reflects the compensation earned by each of the non-employee directors of our General Partner during 2010:

	2010 Director Compensation
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Edward B. Cloues, II	$44,064		$89,948	134,012
James L. Gardner	99,049	(2)	89,948	188,997
Thomas W. Hofmann	102,551	(2)	89,948	192,499
James R. Montague	99,064	(2)	89,948	189,012
Marsha R. Perelman	36,036	(3)	89,948	125,984

(1)	Represents the aggregate grant date fair value of deferred common units granted to the non-employee directors of our General Partner during 2010. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common units on the dates of grant. The directors receive $22,500 worth of deferred units on a quarterly basis and the value of any fractional units are paid out to directors in cash and are included in the “Fees Earned or Paid in Cash” column.
(2)	In connection with the Partnership’s evaluation of the merger transaction with PVG and PVG GP, the Board approved payments of meeting fees for each member of the Conflicts Committee of $1,500 per meeting. The Conflicts Committee met 23 times in 2010 and each of Messrs. Montague, Hofmann and Gardner received $34,500 in fees for meeting attendance. As Chairman of the Conflicts Committee, Mr. Montague also received a one-time fee of $4,500, which was paid in April 2011.
(3)	With the exception of meeting fees for one meeting, Ms. Perelman elected to receive all of her cash compensation (consisting of the cash portion of her retainer and meeting fees) in common units. She received a total of 1,148 common units in lieu of cash compensation of $34,885 in 2010. The number of common units awarded in lieu of cash fees were calculated based upon the NYSE closing price of our common units on the date of each unit grant.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2010 regarding securities issued and to be issued under our General Partner’s equity compensation plans approved by our unitholders. Our General Partner does not have any equity compensation plans which were not approved by our unitholders. See “Compensation Discussion and Analysis—Long-Term Incentive Plan,” for a description of our LTIP, our only equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by unitholders	224,315	n/a	(1)	1,735,895	(2)
Equity compensation plans not approved by unitholders	—	—		—

(1)	Awards under the LTIP are settled without payment by recipients.
(2)	Represents the number of common units available for issuance under the General Partner’s Fifth Amended and Restated Long-Term Incentive Plan (“LTIP”). The LTIP provides that the Board or a committee of the Board may award restricted units, phantom units, options, and other unit-based awards and unit awards. The awards may be also settled in cash.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as our independent registered public accounting firm to examine and report to unitholders on the consolidated financial statements of the Partnership and its subsidiaries for the fiscal year ending December 31, 2011. KPMG LLP has served as our independent registered public accounting firm since 2002.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire.

Fees Paid to Independent Registered Public Accounting Firm

For the years ended December 31, 2009 and 2010, consolidated fees billed by our independent registered public accounting firm, KPMG LLP, to the Partnership were as follows:

	Year Ended December 31,
	2010	2009
Audit fees(1)	$769,420	$732,000
Audit-related fees(2)	—	5,000
Tax fees	—	—
All other fees	—	—
Total accounting fees and services	$769,420	$737,000

(1)	Audit fees consist of the fees for the integrated audits of our consolidated financial statements, consents for registration statements and comfort letters related to public offerings. Also included in the audit fees are reimbursements of travel-related expenses.
(2)	Audit-related fees consist of fees pertaining to debt compliance letters issued by KPMG LLP for the Partnership’s revolving credit facility.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The policy of the Audit Committee is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. Our independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All of the services in 2010 in the table above were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Partnership’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. During the fiscal year ended December 31, 2010, the Audit Committee was chaired by Mr. Thomas W. Hofmann and also included Mr. James R. Montague and Mr. James L. Gardner.

The Partnership’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee reviewed with KPMG LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.

The Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Thomas W. Hofmann (Chair)

James R. Montague

James L. Gardner

HOUSEHOLDING NOTICE

We would send only one copy of the notice regarding the availability of proxy materials and our proxy statement and 2010 Annual Report, as applicable, to unitholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householding mailing this year and you would like to have additional copies of the notice regarding the availability of proxy materials and our proxy statement and 2010 Annual Report, as applicable, mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Investor Relations Department in writing at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087 or by telephone at (610) 975-8200. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Unitholders who hold units in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

PROPOSALS FOR THE NEXT ANNUAL MEETING

In order to nominate a person for election to the Board, notice must be received at our principal executive offices at the address listed above no later than the close of business on March 24, 2012 and no earlier than February 23, 2012. Such unitholder nominations must also be otherwise eligible for inclusion under the terms set forth in the Partnership Agreement. For additional information, please see the section entitled “Governance Matters—Nomination of Director Candidates by Unitholders.”

Any matter to be voted on at an annual meeting of limited partners that is not related to the nomination of persons for election to the Board can only be proposed by our General Partner. A special meeting of our limited partners may only be called by our General Partner or by limited partners owning 20% or more of the Outstanding Units (as defined in the Partnership Agreement) of the class or classes for which a meeting is proposed.

2010 ANNUAL REPORT

A copy of our 2010 Annual Report, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is made available upon the written request of such person addressed to our Investor Relations Department at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

1 OF 2

1

1

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time, on June 21, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time, on June 21, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

CONTROL # 000000000000

SHARES

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: x

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All Withhold All For All Except

The Board of Directors recommends you vote FOR the following: 0 0 0

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors Nominees

01 Edward B. Cloues, II 02 James L. Gardner 03 Robert J. Hall 04 Thomas W. Hofmann 05 James R. Montague

06 Marsha R. Perelman 07 William H. Shea, Jr. 08 John C. van Roden, Jr. 09 Jonathan B. Weller

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

2 To approve, by advisory (non-binding) vote, executive compensation. 0 0 0

The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain

3 To recommend, by advisory (non-binding) vote, the frequency of future advisory votes on executive compensation. 0 0 0 0

NOTE: This proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned unitholder. If no direction is made, the proxy will be voted as the Board of Directors recommends. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date Signature (Joint Owners) Date

SHARES CUSIP # JOB # SEQUENCE #

0000107371_1 R1.0.0.11699

0000000000 02

Form of Proxy for Holders of Penn Vhinia Resource Partners L.P. Connion Unit

Dear Unitholder:

Yourvote is inportant and we encourage you to subnit your proxy electronically via the Internet or by telephone, both of which are available 24 [ours a day, 7 days a week.

To subrrit your proxy electronicallyvia the Internet, go to the website: proxyvote.com and follow the prorrpts. You must use the control number punted in the box on the reverse side of this card.

To subrrit your proxy by telephone, you need to use a touch-tone telephone and use the control number printed in the box on the reverse side of this card.

Your vote is important. Thank you for voting.

Proxy card must be signed and dated on the reverse side.

ThE BORIO OF DIIfCTORS OF Tif (INERAL PARTNER OF PENN ViRGINIA RESOURCE PARTNERS, L.P.

RECOMVIENDS A VOTE “FOR’ ALL DIRECTOR NOMNEES USTED. “FOR’ APPRCWAL OF THE ADVISORY

RESCLUTION ON EXECUTIVE CONFENSATICRd. AND FOR CON DUC11NG FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION EVERY “1 YEAR”.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document, Rule 452 Insert is/are available at www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PENN VIRGINIA RESOURCE GP, LLC

PROXY PENN VIRGINIA RESOURCE PARTNERS, L.P.

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

The undersigned unitholder(s) of Penn Virginia Resource Partners, L.P. (the “Partnership”) hereby appoint(s) Robert B. Wallace and Bruce D. Davis, Jr. each or any of them, with full power of substitution and revocation, as proxies to represent the undersigned and to vote, as designated, and otherwise act in such proxyholder’s sole discretion as to any other matter properly raised in respect of all common units of the Partnership, which the undersigned may be entitled to vote at the Annual Meeting of Unitholders of the Partnership to be held on June 22, 2011, at 10:00am local time at The Villanova University Conference Center, 601 County Line Road, Radnor, PA 19087, and at any and all adjournments or postponements thereof, with all the rights and powers the undersigned would possess if personally present. Proxies are instructed to vote as specified on the reverse side or in such proxyholder’s sole discretion as to any other matter that may properly come before the Annual Meeting.

Continued and to be signed on reverse side